Exhibit 4.14

This Agreement is an unofficial translation of the original Purchase and Transfer Agreement in German.

No. 785 of Deed Register for 2014
NEGOTIATED

in Darmstadt on 18 December 2014

Before the undersigning Notary
in the district of the Higher Regional Court Frankfurt am Main

Horst Aschoff

with registered office in
Darmstadt

the following persons appeared today:

1.	Mr. Henning Heinemann, born on 31 October 1978,
business address: Bockenheimer Landstraße 98-100,
Frankfurt am Main 60323,
identity verified by German identification card

The first-named party declares that it is acting not on its own behalf in the following, but as managing director with sole power of representation and released from the limitations of Art. 181 of the German Civil Code (BGB) for:

1.1	Lincoln Dreizehnte Deutsche Grundstücksgesellschaft mbH, entered in the Trade Register of the Frankfurt am Main Local Court under HRB no. 77544

The Party in accordance with this Сlause 1.1 shall be referred to in the following as “Seller 1”.

1.2	Lincoln Land Passau GmbH, entered in the Trade Register of the Passau Local Court under HRB no. 7170,

The Party in accordance with this Сlause 1.2 shall be referred to in the following as “Seller 2”.

The representative acting on behalf of the parties in accordance with this Сlause 1.1 and 1.2

On account of the inspection of the Electronic Trade Register (Internet Trade Register Report) of the Frankfurt am Main Local Court, I hereby certify that under HRB 77544 the limited liability company named in Clause 1.1 is entered under the name of Lincoln Dreizehnte Deutsche Grundstücksgesellschaft mbH with registered offices in Frankfurt am Main and Mr. Henning Heinemann, previously mentioned, is the managing director with sole power of representation and is released from the limitations of Section 181 of the German Civil Code (BGB).

On account of the inspection of the Electronic Trade Register (Internet Trade Register Report) of the Passau Local Court, I hereby certify that under HRB 7170 the limited liability company named in Clause 1.2 is entered under the name of Lincoln Land Passau GmbH with registered offices in Passau, and Mr. Henning Heinemann, previously mentioned, is the managing director with sole power of representation and is released from the limitations of Section 181 of the German Civil Code (BGB).

Seller 1 and Seller 2 are referred to individually and jointly as the “Sellers” in the following.

2.	Mr. Ramin Rabeian,
born on 7 November 1983,
business address: McCafferty Asset Management GmbH
Maximilianstraße 47,

80538 Munich, identity verified by German passport
The second-named Party declares in the following that it shall not be acting on its own behalf, but rather as a properly authorised representative for:

Blitz 14-610 GmbH (in the future doing business under the name of Optibase Bavaria Holding GmbH), entered in the trade register of the Munich Local Court under HRB number 215136,

acting in turn in its capacity as sole general partner of

Blitz 14-610 GmbH & Co. KG (in the future doing business under the name of Optibase Bavaria GmbH & Co. KG), entered in the trade register of the Munich Local Court under number HRA 102469,

The representative acting for the Party pursuant to Clause 2 shall provide an original power of attorney deed that is suitable for the Land Register. A certified copy of the power of attorney deed shall be appended to this Agreement.

The Party in accordance with this Clause 2 shall be referred to in the following as the “Buyer”.

In addition, the Seller and the Buyer are also the “Parties” or, individually, a “Party”.

3.	Attorney Marc Bone, born on 19 September 1972,
business address: Ashurst LLP, Opernturm,
Bockenheimer Landstrasse 2-4,
60306 Frankfurt am Main, identity verified by German identification card

The third-named Party declares in the following that it shall not be acting on its own behalf, but rather, under the exclusion of any personal liability, as an authorised representative for:

Lincoln Euro Property Holdings B.V., entered in the Kamer van Koophandel under number 13024278

The Party in accordance with this Clause 3 shall be referred to in the following as “Shareholder 1”.

4.	Attorney Marc Bone, born on 19 September 1972,
business address: Ashurst LLP, Opernturm,
Bockenheimer Landstrasse 2-4,
60306 Frankfurt am Main, identity verified by German identification card

The fourth-named Party declares in the following that it shall not be acting on its own behalf, but rather, under the exclusion of any personal liability, as an authorised representative for:

Lincoln Land Sechste B.V., entered in the Kamer van Koophanel under number 34262873

The Party in accordance with this Clause 4 shall be referred to in the following as “Shareholder 2”.

The Parties and Shareholder 1 and Shareholder 2 shall waive their claims and rights with respect to the authorised representatives, which result from any defects in the authorisation.

After the Notary’s explanation of the content of a prior involvement (Vorbefassung) in terms of Section 3 (1) Clause 7 of the German Certification Act (BeurkG), the persons appearing and the Notary himself rejected it.

The Party(ies) declared, upon request for certification, the following

PURCHASE AND TRANSFER AGREEMENT
WITH CONVEYANCE
PREAMBLE

(A)	The Sellers, as listed in the following Clause 2, are owners, co-owners or holders of leasehold estates for the property specified in Clause 2.

(B)
Seller 1 became owner of the property pursuant to Clause 2 on account of a merging of the assets of Lincoln Leasing B.V. & Co. KG and Lincoln Bayern Märkte B.V. & Co. KG. Proof of the effective merger can be found in the Appendix 1 to the Purchase Deed. Seller 1 has not yet been entered as owner in the Land Register. The Land Register Correction Applications required for this shall be provided in the course of this Property Purchase Agreement.

(C)
In preparation for this Agreement, a Purchase Deed was drafted on 17 December 2014, to which the arrangements and documents with regard to this Agreement and the Individual Objects of Purchase have been appended (Deed No. 784/2014 of the certifying Notary). Reference is hereby made to this Deed, and its content has been made the object of the agreement in this Deed. It was presented in original for today’s certification. The Parties declare that the content of the Purchase Deed is known to them and that they waive their right to have it read and appended to today’s Deed. The Notary has instructed the appearing Parties on the importance of reference in accordance with Section 13a of the German Certification Act (BeurkG). The Parties hereby approve all the explanations made in the Purchase Deed. The appendices to this Deed, as mentioned below, involve the appendices to the Purchase Deed, unless expressly noted otherwise. A copy of the list of appendices to the Purchase Deed has been appended to this document for informational purposes as Appendix 1. If and to the extent that reference is made to appendices or other documents in the appendices of the Purchase Deed and these referenced appendices or other documents are not found in the Purchase Deed, the Parties are in agreement that these appendices shall not be part of the Agreement unless they are publicly available documents that do not require any notary certification to become a part of the Agreement (such as laws, directives, regulations, DIN requirements).

(D)	The Notary has inspected the Land Register for the property according to Clause 2.

(E)
Shareholder 1 is the sole shareholder of Seller 1 and agrees to the sale in accordance with the shareholders’ resolution contained in Clause 19.3. Shareholder 1 and Shareholder 2 are the sole shareholders of Seller 2 and agree to the sale in accordance with the shareholders’ resolution contained in Clause 19.3. Beyond this, Shareholder 1 and Shareholder 2 are not Party to this Agreement.

(F)
The Parties know that Blitz 14-187 GmbH (in future: Optibase Bavaria Holding GmbH) joined the buyer company as a new general partner on 8 December 2014. The company Blitzstart Komplementär GmbH, still currently entered in the trade register as a general partner, shall depart upon completion of the entry of Blitz 14-187 GmbH as personally liable shareholder of Blitz 14-610 GmbH & Co. KG (in future: Optibase Bavaria GmbH & Co. KG).

Blitzstart Holding AG is still entered at the present day as the limited partner of Blitz 14-610 GmbH & Co. KG, with a total liability of EUR 500.00, in the trade register of Blitz 14-610 GmbH & Co. KG. On 8 December 2014, Blitzstart Holding AG transferred the limited partner share of EUR 500.00 (with unchanged total liability) by way of individual legal succession (special right succession) to Optibase Real Estate Europe S.a.r.l., a company with limited liability according to the law in the Grand Duchy of Luxembourg, entered in the Luxembourg trade and company register (Registre de Commerce et des Societes) under number B 148777.

The inclusion of Blitz 14-187 GmbH and the departure of Blitzstart Komplementär GmbH as well as the transfer of the limited partner share in the amount of EUR 500.00 by means of individual legal succession (special right succession) from the Blitzstart Holding AG to Optibase Real Estate Europe S.a.r.l. was filed with the Munich Trade Register in accordance with Appendix 3 to this Purchase Deed, but has not yet been entered in the trade register under Blitz 14-610 GmbH & Co. KG – the entry in the trade register is solely declaratory.

The Sellers hereby confirm that they explicitly know of the inclusion of Blitz 14-187 GmbH and the departure of Blitzstart Komplementär GmbH as well as the transfer of the limited partner share in the amount of EUR 500.00 by way of individual legal succession (special right succession) from Blitzart Holding AG to Optibase Real Estate Europe S.a.r.l and thus the position of Optibase Real Estate Europe S.a.r.l. as a limited partner of Blitz 14-610 GmbH & Co. KG.

1.	DEFINITION OF TERMS

1.1.	The terms listed below in this Agreement have the following agreed meaning if they are used in this Agreement:

“Purchase Deed” means the notary certificate of the official Notary, Deed no. 784/2014, of 17 December 2014, to which reference is made explicitly.

“Property” means the ownership of the plot in accordance with Clause 2.

“Tenants” or individually the “tenant” means the renting occupiers of the property; their lease agreements can be found in the Appendix 19 to the Purchase Deed.

“Lease agreements” or individually the “lease agreement” means the rental agreements that can be found in Appendix 19 to the Purchase Deed.

“Effective Date” is the date in Clause 7.1.

1.2	Copies of the following documents were added to the appendix of this Deed:

(a)	APPENDIX 1– List of Appendices to the Purchase Deed

(b)	APPENDIX 2 – Powers of Attorney

(c)	APPENDIX 3 – Trade Register Excerpt

2	Object of Purchase, Encumbrances

2.1	Seller 1 is the owner of the property:

(a)
entered in the Beratzhausen Land Register at the Regensburg Local Court, page 2073: Sequential no. 2 of the inventory register, land parcel 634/56, building and open space, Staufferstraße 7, with a size entered in the Land Register of 3,585 sq. m., hereinafter referred to as the “Individual Object of Purchase Beratzhausen”;

The entered encumbrances on this property in Beratzhausen in Section II of the Land Register are:

- Sequential no. 5 – an easement (right to operate a business - conditional, for a limited term) for EDEKA Handelsgesellschaft Südbayern mbH, Gaimersheim,

- Sequential no. 6 – a pre-emptive right for all cases of sale - conditional - for EDEKA Handelsgesellschaft Südbayern mbH, Gaimersheim,

- Sequential no. 7 – a waste water right for the respective owner of land parcel 634/9,

-Sequential no. 8 – a right of passage and way for the respective owner of land parcel 634/9,

-Sequential no. 9 – a right of passage and way for the respective owner of land parcel 634/7,

Sequential no. 10 – a building prohibition in the clearance space for the respective owner of land parcel 634/7 and

Sequential no. 11 – a building prohibition in the clearance space for the respective owner of land parcel 634/9.

No rights are entered in Section III of the Land Register.

The aforementioned entries in Section II of the Land Register shall remain in the Land Register.

(b)	entered in the Cham Land Register at the Cham Local Court

(i)
Page 4731: Sequential no. 3 of the inventory register, land parcel 2093/2, DIY market “Super 2000”, parking spaces, green area, building and open space, Darsteiner Straße 10, with a size of 3,084 sq. m. as entered in the Land Register;

The entered encumbrances on this property in Cham in Section II of the Land Register are:

- Sequential no. 3 – a waste water canal and a manhole right to land parcel 2093/2 for the city of Cham,

- Sequential no. 4 – a water pipeline right to land parcel 2093/2 for the city of Cham,

- Sequential no. 6 – a conditional, limited personal easement (right to use the property for commercial purposes) for EDEKA Handelsgesellschaft Südbayern mbH in Gaimersheim, and

- Sequential no. 7 – a conditional pre-emptive right for all cases of sale for EDEKA Handelsgesellschaft Südbayern mbH, Gaimersheim

The entered encumbrances on this property in Cham in Section III of the Land Register are:

- Sequential no. 4 – a (total) certified mortgage in the amount of EUR 1,270,000.00 for Barclays Capital Mortgage Servicing Limited, London, 18% interest per year, 10% one-off utilities and common charges, enforceable in accordance with Section 800 of the Code of Civil Procedure (ZPO), according to the approval of 7 March 2007, Deed no. 425/2007-S, Notary Dr. Schmiegelt, Frankfurt am Main, Gesamthaft : Page 5148 and 4731 Cham.

The aforementioned entries in Section II of the Land Register shall remain in the Land Register. The aforementioned mortgage in Section III of the Land Register has not been acquired by the Buyer and shall be cancelled in the Land Register.

(ii)
Page 5148: Sequential no. 4 of the inventory register, land parcel 2093/4, DIY market “Super 2000”, building and open space, traffic area, Darsteiner Straße 10 with a size of 2,913 sq. m., as entered in the Land Register

The entered encumbrances on this property in Cham in Section II of the Land Register are:

- Sequential no. 3 – a waste water canal and a manhole right to land parcel 2093/4 for the city of Cham,

- Sequential no. 4 – a water pipe right to land parcel 2093/4 for Stadtwerke Cham GmbH,

- Sequential no. 5 – an electricity and street lighting cable right for Stadtwerke Cham GmbH,

- Sequential no. 7 – an easement (right to use the property for commercial purposes) for EDEKA Handelsgesellschaft Südbayern mbH in Gaimersheim, and

- Sequential no. 8 – a conditional pre-emptive right for all cases of sale for ALUEDA Markt Ingolstadt GmbH

The entered encumbrances on this property in Cham in Section III of the Land Register are:

- Sequential no. 2 – a (total) certified mortgage in the amount of EUR 1,270,000.00 for Barclays Capital Mortgage Servicing Limited, London, 18% interest annually, 10% one-off utilities and common charges, enforceable in accordance with Section 800 of the Code of Civil Procedure (ZPO), according to the approval of 7 March 2007, Deed no. 425/2007-S, Notary Dr. Schmiegelt, Frankfurt am Main, total liability: page 5148 and 4731 Cham.

In the following they are referred to jointly as the “Individual Object of Purchase Cham”.

The aforementioned entries in Section II of the Land Register shall remain in the Land Register. The aforementioned mortgage in Section III of the Land Register has not been acquired by the Buyer and shall be cancelled in the Land Register.

(c)	entered in the Falkenstein Land Register at the Cham Local Court, page 1849:

(i)	Sequential no. 1 of the inventory register, land parcel 496, traffic area, vicinity of Dr.-Josef-Kiener-Straße, with a size of 834 sq. m., as entered in the Land Register;

(ii)	Sequential no. 2 of the inventory register, land parcel 496/2, traffic area, vicinity of Dr.-Josef-Kiener-Straße, with a size of 1,780 sq. m., as entered in the Land Register;

(iii)	Sequential no. 3 of the inventory register, land parcel 496/6, building and open space, Regensburger Straße 12 with a size of 998 sq. m., as entered in the Land Register;

(iv)	Sequential no. 4 of the inventory register, land parcel 497, building and open space, Regensburger Straße 12, with a size of 1,689 sq. m., as entered in the Land Register,

referred to jointly in the following as “Individual Object of Purchase Falkenstein”;

The entered encumbrances on this property in Falkenstein in Section II of the Land Register are:

- Sequential no. 1 – a right of way for the respective owner of land parcel 496 and 496/2,

- Sequential no. 2 – a right of passage and way for the respective owner of land parcel 496/2,

- Sequential no. 3 – a waste water plant operation right for the Falkenstein market,

- Sequential no. 4 – a conditional, limited personal easement (right to use the property for commercial purposes) for EDEKA Handelsgesellschaft Südbayern mbH in Gaimersheim,

- Sequential no. 5 – a conditional pre-emptive right for all cases of sale for ALUEDA Markt Ingolstadt GmbH

The entered encumbrances on this property in Falkenstein in Section III of the Land Register are:

- Sequential no. 1 – a certified mortgage in the amount of EUR 1,475,000.00 for Barclays Capital Mortgage Servicing Limited, London, 18% interest annually, 10% one-off utilities and common charges, enforceable in accordance with Section 800 of the Code of Civil Procedure (ZPO), according to the approval of 7 March 2007, Deed no. 425/2007-S, Notary Dr. Schmiegelt, Frankfurt am Main.

The aforementioned entries in Section II of the Land Register shall remain in the Land Register. The aforementioned mortgage in Section III of the Land Register has not been acquired by the Buyer and shall be cancelled in the Land Register.

(d)	entered in the Gangkofen Land Register at the Eggenfelden Local Court, page 2715:

(i)	Sequential no. 1 of the inventory register, land parcel 56/4, building and open space, Schmidöder Weg 6, with a size of 1,872 sq. m., as entered in the Land Register;

(ii)	Sequential no. 2 of the inventory register, land parcel 72/9, building and open space, Frontenhausener Straße, Frontenhausener Straße 2c, with a size of 3,559 sq. m., as entered in the Land Register, referred to jointly in the following as “Individual Object of Purchase Gangkofen”;

The entered encumbrances on this property in Gangkofen in Section II of the Land Register are:

- Sequential no. 1 – a commercial business limitation for the respective owners of land parcel 72/5,

- Sequential no. 2 – a commercial business right - subject to condition subsequent – for EDEKA Handelsgesellschaft Südbayern mbH,

- Sequential no. 3 – a conditional pre-emptive right for all cases of sale - subject to condition subsequent - for ALUEDA Südbayern GmbH

The entered encumbrances on this property in Gangkofen in Section III of the Land Register are:

-  Sequential no. 1 – a certified mortgage in the amount of EUR 1,650,000.00 for Barclays Capital Mortgage Servicing Limited, London, 18% interest annually, 10% one-off utilities and common charges, enforceable in accordance with Section 800 of the Code of Civil Procedure (ZPO), according to the approval of 7 March 2007, Deed no. 425/2007-S, Notary Dr. Schmiegelt, Frankfurt am Main.

The aforementioned entries in Section II of the Land Register shall remain in the Land Register. The aforementioned mortgage in Section III of the Land Register has not been acquired by the Buyer and shall be cancelled in the Land Register.

(e)	entered in the St. Mang Land Register at the Kempten (Allgäu) Local Court, page 6315: Sequential no. 2 of the inventory register,

(i) land parcel 75/9, building and open space, Lenzfried, Wettmannsberger Weg 1, with a size of 3,512 sq. m., as entered in the Land Register;

(ii) land parcel 75/8, building and open space, Lenzfried, in the vicinity of Wettmannsberger Weg, with a size of 994 sq. m., as entered in the Land Register;

referred to jointly in the following as “Individual Object of Purchase Kempten”;

The entered encumbrances on this property in Kempten in Section II of the Land Register are:

- Sequential no. 1 – a electric cable plant operating right for the benefit of the respective owner of land parcel 595 Kempten district,

- Sequential no. 4 – a right to operate a commercial sales point - conditionally and for a limited term - for EDEKA Handelsgesellschaft Südbayern mbH, Gaimersheim,

- Sequential no. 5 – a pre-emptive right - conditional and for a limited term - for all cases of sale for ALUEDA Markt Ingolstadt GmbH

The entered encumbrances on this property in Kempten in Section III of the Land Register are:

-  Sequential no. 2 – a certified mortgage in the amount of EUR 1,305,000.00 for Barclays Capital Mortgage Servicing Limited, London, 18% interest annually, 10% one-off utilities and common charges, enforceable in accordance with Section 800 of the Code of Civil Procedure (ZPO), according to the approval of 7 March 2007, Deed no. 425/2007-S, Notary Dr. Schmiegelt, Frankfurt am Main.

The aforementioned entries in Section II of the Land Register shall remain in the Land Register. The aforementioned mortgage in Section III of the Land Register has not been acquired by the Buyer and shall be cancelled in the Land Register.

(f)	entered in the Kissing Land Register at the Aichach Local Court, page 7591: Sequential no. 3 of the inventory register,

(i)	land parcel 3110/2, building and open space, Bahnhofstraße 40c, with a size of 4,797 sq. m. as entered in the Land Register;

(ii)	land parcel 3050/3, building and open space, vicinity of Bahnhofstraße, with a size of 1,643 sq. m., as entered in the Land Register;

referred to jointly in the following as “Individual Object of Purchase Kissing”;

The entered encumbrances on this property in Kissing in Section II of the Land Register are:

- Sequential no. 2 – a car parking right for the Kissing municipality, in Section II, sequential no. 4, a limited personal easement - subject to condition subsequent - (commercial right of use) for EDEKA Handelsgesellschaft Südbayern mbH, Gaimersheim,

- Sequential no. 5 – a pre-emptive right for all cases of sale - subject to condition subsequent - for ALUEDA Markt Ingolstadt GmbH.

The entered encumbrances on this property in Kissing in Section III of the Land Register are:

- Sequential no. 2 – a certified mortgage in the amount of EUR 1,355,000.00 for Barclays Capital Mortgage Servicing Limited, London, 18% interest annually, 10% one-off utilities and common charges, enforceable in accordance with Section 800 of the Code of Civil Procedure (ZPO), according to the approval of 7 March 2007, Deed no. 425/2007-S, Notary Dr. Schmiegelt, Frankfurt am Main.

The aforementioned entries in Section II of the Land Register shall remain in the Land Register. The aforementioned mortgage in Section III of the Land Register has not been acquired by the Buyer and shall be cancelled in the Land Register.

(g)
entered in the Lam Land Register at the Cham Local Court, Kötzting Branch, page 2261: Sequential no. 1 of the inventory register, land parcel 146/3, building and open space, traffic area, Arberstr. 74 with a size of 4,018 sq. m. as entered in the Land Register, referred to in the following as “Individual Object of Purchase Lam”

The entered encumbrances on this property in Lam in Section II of the Land Register are:

- Sequential no. 1 – a right of passage and way for the respective owners of the properties under land parcel 146,146/2 and 149,

- Sequential no. 2 – rights to supply line access for the respective owner of land parcel 146/2,

- Sequential no. 3 – a construction restriction (prohibition of windows and glass brick) for the benefit of the respective owner of the property, land parcel 146/2,

- Sequential no. 5 – a limited personal easement (commercial usage right) – subject to claim and for a limited term until 31 December 2037 – for EDEKA Handelsgesellschaft Südbayern mbH, Gaimersheim,

- Sequential no. 6 – a pre-emptive right for all cases of sale – subject to claim and for a limited term until 31 December 2037 – for ALUEDA Markt Ingolstadt GmbH

The entered encumbrances on this property in Lam in Section III of the Land Register are:

-  Sequential no. 1 – a certified mortgage in the amount of EUR 1,100,000.00 for Barclays Capital Mortgage Servicing Limited, London, 18% interest annually, 10% one-off utilities and common charges, enforceable in accordance with Section 800 of the Code of Civil Procedure (ZPO), according to the approval of 7 March 2007, Deed no. 425/2007-S, Notary Dr. Schmiegelt, Frankfurt am Main.

The aforementioned entries in Section II of the Land Register shall remain in the Land Register. The aforementioned mortgage in Section III of the Land Register has not been acquired by the Buyer and shall be cancelled in the Land Register.

(h)	entered in the Lenggries Land Register at the Wolfratshausen Local Court, page 6383:

(i)
Sequential no. 5 of the inventory register, land parcel 1898/5, building and open space, Bergbahnstraße 5, with a size of 5,577 sq. m., as entered in the Land Register, and a partial area purchased by the buyer, still to be surveyed and to be continued in the Land Register according to Appendix 3 to the Purchase Deed, referred to jointly in the following as the “Individual Object of Purchase Lenggries”;

The entered encumbrances on this property in Lenggries in Section II on page 6383 of the Land Register are:

- Sequential no. 2 – flood water diversion canal right for the Lenggries municipality,

- Sequential no. 3 – right of passage and way for the respective owner of land parcel 1898,

- Sequential no. 4 – pipeline right for the respective owner of land parcel 1898,

- Sequential no. 5 – right of passage and way for the respective owner of land parcel 1898,

- Sequential no. 7 – Right to sell goods (food and non-food) - subject to condition subsequent and for a limited term - for EDEKA Handelsgesellschaft Südbayern mbH, Gaimersheim,

- Sequential no. 8 – pre-emptive right for all cases of sale – subject to condition subsequent – for ALUEDA MarktIngolstadt GmbH,

- Sequential no. 9 – a right of passage and way for the respective owner of land parcel 1838 (in respect to a partial area of 0.1160 hectares, in accordance with its state prior to the completion of the Proof of Change 210/62),

- Sequential no. 10 – substation right for Isar-Amperwerke AG, Munich.

The entered encumbrances on this property in Lenggries in Section III on page 6383 of the Land Register are:

- Sequential no. 1 – a certified mortgage in the amount of EUR 1,500,000.00 for Barclays Capital Mortgage Servicing Limited, London, 18% interest annually, 10% one-off utilities and common charges, enforceable in accordance with Section 800 of the Code of Civil Procedure (ZPO), according to the approval of 7 March 2007, Deed no. 425/2007-S, Notary Dr. Schmiegelt, Frankfurt am Main.

And (in respect to the partial area still to be surveyed and continued) in Section II on page 4669 of the Lenggries Land Register:

- Sequential no. 1 – a right of passage and way for the respective owner of land parcel 1838 (in respect to a partial area of 0.1160 hectares, in accordance with its state prior to the completion of Proof of Change 210/62),

- Sequential no. 6 – Flood water diversion canal right for the Lenggries municipality,

- Sequential no. 16 – land easement (right of passage and way) for the respective owner of the property in land parcel 1989/10,

- Sequential no. 17 – a limited personal easement (right of passage and way) for the Free State of Bavaria,

- Sequential no. 18 – land easement (right for supply and disposal lines) for the respective owner of the property in land parcel 1898/10,

- Sequential no. 21 – a land easement (right for supply and disposal lines) for the respective owner of the property in land parcel 1898/12,

- Sequential no. 23 – a land easement (right for supply and disposal lines) for the respective owner of the property in land parcel 1898/11,

- Sequential no. 24 – land easement (right for supply and disposal lines) for the respective owner of the property in land parcel 1898/13.

And (in respect to the partial area still to be surveyed and continued) in Section III on page 4669 of the Lenggries Land Register:

- Sequential no. 2 – a mortgage without certification in the amount of EUR 51,129.19

- Sequential no. 3 – a mortgage without certification in the amount of EUR 102,258.38

- Sequential no. 4 – a mortgage without certification in the amount of EUR 434,598.10

- Sequential no. 5 – a mortgage without certification in the amount of EUR 332,339.71, in each case for the benefit of the Sparkasse Bad Tölz-Wolfratshausen, Anstalt des öffentlichen Rechts (Institution under Public Law).

The aforementioned entries in Section II of the Land Register shall remain in the Land Register. The aforementioned mortgages in Section III of the Land Register shall not be acquired by the Buyer and shall be cancelled in the Land Register.

(i)	entered in the Neunburg vorm Wald Land Register at the Schwandorf Local Court, page 3349:

(i)	Sequential no. of the inventory register, land parcel 530/1, shopping centre, courtyard are, Amberger Straße 14, with a size of 3,000 sq. m. as entered in the Land Register;

(ii)	Sequential no. 2 of the inventory register, land parcel 530/3, building and open space, in the vicinity of Amberger Straße, with a size of 878 sq. m., as entered in the Land Register;

referred to in the following as “Individual Object of Purchase Neunburg vorm Wald”;

The entered encumbrances on this land in Neunburg vorm Wald in the Section II of the Land Register are:

- Sequential no. 1 – a right of passage and way for the respective owners of land parcel 530/3,

- Sequential no. 3 – a right to use the property for commercial purposes, particularly for the operation of a sales point for goods of all kinds for the company EDEKA Handelsgesellschaft Südbayern mbH, Gaimershelm,

- Sequential no. 4 – a pre-emptive right for all cases of sale for the company Alueda Markt Ingolstadt GmbH, Ingolstadt.

The entered encumbrances for the property in Neunburg vorm Wald in Section III of the Land Register are:

- Sequential no. 2 – a certified mortgage in the amount of EUR 870,000.00 for Barclays Capital Mortgage Servicing Limited, London, 18% interest annually, 10% one-off utilities and common charges, enforceable in accordance with Section 800 of the Code of Civil Procedure (ZPO), according to the approval of 7 March 2007, Deed no. 425/2007-S, Notary Dr. Schmiegelt, Frankfurt am Main.

The aforementioned entries in Section II of the Land Register shall remain in the Land Register. The aforementioned mortgage in Section III of the Land Register has not been acquired by the Buyer and shall be cancelled in the Land Register.

(j)
entered in the Neudorf Land Register at the Marienberg Local Court, Annaberg-Buchholz Branch, page 888: Sequential no. 1 of the inventory register, land parcel 518/2, building and open space, Crottendorfer Str. 3, with a size of 6,100 sq. m., as entered in the Land Register; referred to in the following as “Individual Object of Purchase Sehmatal (Neudorf)”;

The entered encumbrances on this property in Sehmatal (Neudorf) in Section II of the Land Register are:

• Sequential no. 1 – a water pipeline right for Erzgebirge Trinkwasser GmbH “ETW”;

• Sequential no. 2 – a right of passage and way for the respective owner of land parcel 518/1,

- Sequential no. 4 – a limited personal easement (right to operate a sales point) for EDEKA Handelsgesellschaft Südbayern mbH – conditional and for a limited term; and

- Sequential no. 5 – a pre-emptive right for all cases of sale for ALUEDA Markt Ingolstadt GmbH – conditional and for a limited term.

The entered encumbrances on this property in Sehmatal (Neudorf) in Section III of the Land Register are:

- Sequential no. 2 – a certified mortgage in the amount of EUR 1,080,000 for Barclays Capital Mortgage Servicing Limited, London, 18% interest annually; 10% one-off utilities and common charges; enforceable in accordance with Section 800 of the Code of Civil Procedure (ZPO); waiver of the right to object in accordance with Section 1160 of the German Civil Code (BGB), according to the approval of 7 March 2007.

The aforementioned entries in Section II of the Land Register shall remain in the Land Register. The aforementioned mortgage in Section III of the Land Register has not been acquired by the Buyer and shall be cancelled in the Land Register.

(j)
entered in the Obertraubling Land Register at the Regensburg Local Court, page 2944: Sequential no. 1 of the inventory register, land parcel 133/2, building and open space, Edekastraße 5, with a size of 4,012 sq. m., as entered in the Land Register; referred to in the following as the “Individual Object of Purchase Obertraubling”;

The entered encumbrances on this property in Obertraubling in Section II of the Land Register are:

- Sequential no. 1 – a right to build a substation and high voltage power lines, right of inspection and passage, and an exercise transfer right, encumbering the earlier properties in land parcel 136/2 and 136/3, as seen from the maps appended to Proof of Change No. 354 - for Energieversorgung Ostbayern AG, Regensburg

- Sequential no. 2 – a commercial operation right until 31 December 2037 – subject to condition subsequent – for EDEKA Handelsgesellschaft Südbayern mbH, Gaimersheim,

- Sequential no. 3 – a pre-emptive right for all cases of sale until 31 December 2037 – subject to condition subsequent – for ALUEDA Markt Ingolstadt Gmbh, Ingolstadt.

The entered encumbrances on this property in Obertraubling in Section III of the Land Register are:

- Sequential no.1 – a certified mortgage in the amount of EUR 1,145,000.00 for Barclays Capital Mortgage Servicing Limited, London, 18% interest annually, 10% one-off utilities and common charges, enforceable in accordance with Section 800 of the Code of Civil Procedure (ZPO), according to the approval of 7 March 2007, Deed no. 425/2007-S, Notary Dr. Schmiegelt, Frankfurt am Main.

The aforementioned entries in Section II of the Land Register shall remain in the Land Register. The aforementioned mortgage in Section III of the Land Register has not been acquired by the Buyer and shall be cancelled in the Land Register.

(k)
entered in the Pfaffenhausen Land Register at the Memmingen Local Court, page 1075: Sequential no. 3 of the inventory register, land parcel 1118/5, building and open space, Industriestraße 4, with a size entered in the Land Register of 5,000 sq. m., as entered in the Land Register; referred to in the following as the “Individual Object of Purchase Pfaffenhausen”;

The entered encumbrances on this property in Pfaffenhausen in Section II of the Land Register are:

- Sequential no. 4 – a limited personal easement (right to operate a sales point) – conditional and for a limited term for EDEKA Handelsgesellschaft Südbayern mbH, Gaimersheim,

- Sequential no. 5 – a pre-emptive right for all cases of sale – conditional and for a limited term – for ALUEDA Markt Ingolstadt GmbH, Ingolstadt.

The entered encumbrances on this property in Pfaffenhausen in Section III of the Land Register are:

- Sequential no. 5 – a certified mortgage in the amount of EUR 1,160,000.00 for Barclays Capital Mortgage Servicing Limited, London, 18% interest annually, 10% one-off utilities and common charges, enforceable in accordance with Section 800 of the Code of Civil Procedure (ZPO), according to the approval of 7 March 2007, Deed no. 425/2007-S, Notary Dr. Schmiegelt, Frankfurt am Main.

The aforementioned entries in Section II of the Land Register shall remain in the Land Register. The aforementioned mortgage in Section III of the Land Register has not been acquired by the Buyer and shall be cancelled in the Land Register.

(m)
entered in the Scheyern Land Register at the Pfaffenhofen an der Ilm Local Court, page 1580: Sequential no. 2 of the inventory register, land parcel 600/4, building and open space, Fernhager Straße 1, with a size of 2,775 sq. m. as entered in the Land Register, referred to in the following as the “Individual Object of Purchase Scheyern”;

The entered encumbrances on this property in Scheyern in Section II of the Land Register are:

- Sequential no. 2 – a limited personal easement (commercial use right) for EDEKA Handelsgesellschaft Südbayern mbH, Galmersheim, conditional and for a limited term;

- Sequential no. 3 – a pre-emptive right for all cases of sale for Alueda MarktIngolstadt GmbH, Ingolstadt – conditional and for a limited term.

The entered encumbrances on this property in Scheyern in Section III of the Land Register are:

- Sequential no. 2 – a certified mortgage in the amount of EUR 1,080,000.00 for Barclays Capital Mortgage Servicing Limited, London, 18% interest annually, 10% one-off utilities and common charges, enforceable in accordance with Section 800 of the Code of Civil Procedure (ZPO), according to the approval of 7 March 2007, Deed no. 425/2007-S, Notary Dr. Schmiegelt, Frankfurt am Main.

The aforementioned entries in Section II of the Land Register shall remain in the Land Register. The aforementioned mortgage in Section III of the Land Register has not been acquired by the Buyer and shall be cancelled in the Land Register.

(n)
entered in the Schnöllnach Land Register at the Deggendorf Local Court, page 2341: Sequential no. 2 of the inventory register, land parcel 993/5, building and open space, Gewerbepark Leutzing 2, with a size entered in the Land Register of 5,212 sq. m., hereinafter referred to as the “Individual Object of Purchase Schöllnach”;

The entered encumbrances on this property in Schöllnach in Section II of the Land Register are:

- Sequential no. 2 – commercial right of use - subject to condition subsequent and for a limited term - for EDEKA Handelsgesellschaft Südbayern mbH, Gaimersheim,

- Sequential no. 3 – a pre-emptive right for all cases of sale – subject to condition precedent and for a limited term – for Alueda Markt Ingolstadt GmbH, Ingolstadt.

The entered encumbrances on this property in Schöllnach in Section III of the Land Register are:

- Sequential no. 1 – a (total) certified mortgage in the amount of EUR 1,240,000.00 for Barclays Capital Mortgage Servicing Limited, London, 18% interest annually, 10% one-off utilities and common charges, enforceable in accordance with Section 800 of the Code of Civil Procedure (ZPO), according to the approval of 7 March 2007, Deed no. 425/2007-S, Notary Dr. Schmiegelt, Frankfurt am Main.

The aforementioned entries in Section II of the Land Register shall remain in the Land Register. The aforementioned mortgage in Section III of the Land Register has not been acquired by the Buyer and shall be cancelled in the Land Register.

(o)
entered in the Klingenbrunn Land Register at the Freyung Local Court, page 1982: Sequential no. 1 of the inventory register, land parcel 398/22, building and open space, Konrad-Willsdorf-Str. 1a, with a size of 6,156 sq. m., as entered in the Land Register, referred to in the following as “Individual Object of Purchase Spiegelau”;

The entered encumbrances on this property in Spiegelau in Section II of the Land Register are:

- Sequential no.1 – a renovation project is being completed.

- Sequential no. 3 – a commercial right of use - conditional and for a limited term - for EDEKA Handelsgesellschaft Südbayern mbH, Geimersheim,

- Sequential no. 4 – a pre-emptive right for all cases of sale – conditional and for a limited term – for Alueda Markt Ingolstadt GmbH, Ingolstadt.

The entered encumbrances on this property in Spiegelau in Section III of the Land Register are:

- Sequential no. 2 – a (total) certified mortgage in the amount of EUR 1,450,000.00 for Barclays Capital Mortgage Servicing Limited, London, 18% interest annually, 10% one-off utilities and common charges, enforceable in accordance with Section 800 of the Code of Civil Procedure (ZPO), according to the approval of 7 March 2007, Deed no. 425/2007-S, Notary Dr. Schmiegelt, Frankfurt am Main.

The aforementioned entries in Section II of the Land Register shall remain in the Land Register. The aforementioned mortgage in Section III of the Land Register has not been acquired by the Buyer and shall be cancelled in the Land Register.

(p)
Entered in the Viechtach Land Register at the Viechtach Local Court, page 3109: Sequential no. 1 of the inventory register, land parcel 344, large market, building and open space, Mönchstraße 60, with a size of 2,923 sq. m., as entered in the Land Register, referred to in the following as the “Individual Object of Purchase Viechtach”;

The entered encumbrances on this property in Viechtach in Section II of the Land Register are:

- Sequential no. 1 – a right of passage and way for the respective owner of the property in land parcel 874,

- Sequential no. 10 – commercial right of use - subject to condition subsequent and for a limited term - for EDEKA Handelsgesellschaft Südbayern mbH, Gaimersheim,

- Sequential no. 11 – a pre-emptive right for all cases of sale (subject to condition subsequent and for a limited term) for Alueda Markt Ingolstadt GmbH, Ingolstadt.

The entered encumbrances on this property in Viechtach in Section III of the Land Register are:

- Sequential no. 4 – a certified mortgage in the amount of EUR 860,000.00 for Barclays Capital Mortgage Servicing Limited, London, 18% interest annually, 10% one-off utilities and common charges, enforceable in accordance with Section 800 of the Code of Civil Procedure (ZPO), according to the approval of 7 March 2007, Deed no. 425/2007-S, Notary Dr. Schmiegelt, Frankfurt am Main.

The aforementioned entries in Section II of the Land Register shall remain in the Land Register. The aforementioned mortgage in Section III of the Land Register has not been acquired by the Buyer and shall be cancelled in the Land Register.

2.2	Seller 1 is also the co-owner of the property:

Entered in the Ingolstadt Land Register (Partial Ownership Land Register) at the Ingolstadt Local Court, page 34277: Sequential no. 1 of the inventory register, land parcel 2268/4, residential and commercial building, underground car park, substation, floor space, green space, Krumenauerstraße 50, 52, 54, 56, 58 and 60, with a size of 8,711 sq. m., as entered in the Land Register; referred to in the following as the “Individual Object of Purchase Ingolstadt”, connected with the special property as defined in the appendix;

The entered encumbrances on this property in Ingolstadt in Section II of the Land Register are:

- Sequential no. 2 – a substation and a high and low voltage power line right for Stadtwerke Ingolstadt Netze GmbH, Ingolstadt,

- Sequential no. 4 – a commercial business right, for a limited term and subject to condition subsequent, for EDEKA Handelsgesellschaft Südbayern mbH, Gaimersheim,

- Sequential no. 5 – pre-emptive right for all cases of sale, for a limited term and subject to condition subsequent, for Alueda MarktIngolstadt GmbH, Ingolstadt

The entered encumbrances on this property in Ingolstadt in Section III of the Land Register are:

- Sequential no. 2 – a (total) certified mortgage in the amount of EUR 1,180,000.00 for Barclays Capital Mortgage Servicing Limited, London, 18% interest annually, 10% one-off utilities and common charges, enforceable in accordance with Section 800 of the Code of Civil Procedure (ZPO), according to the approval of 7 March 2007, Deed no. 425/2007-S, Notary Dr. Schmiegelt, Frankfurt am Main.

The aforementioned entries in Section II of the Land Register shall remain in the Land Register. The aforementioned mortgage in Section III of the Land Register has not been acquired by the Buyer and shall be cancelled in the Land Register.

2.3	Seller 2 is the owner of the property:

(a)
entered in the Ruderting Land Register at the Passau Local Court, page 2131: Sequential no. 5 of the inventory register, land parcel 2, building and open space, Passauer Straße 26b, with a size of 7,512 sq. m., as entered in the Land Register, referred to in the following as the “Individual Object of Purchase Ruderting”;

The entered encumbrances on this property in Ruderting in Section II of the Land Register are:

- Sequential no. 1 – a high voltage current power line right for Energieversorgung Ostbayern AG,

- Sequential no. 2 – an electricity and telephone line right for the respective owner of land parcel 15/3,

- Sequential no. 3 – a rain water and waste water drainage right for the respective owner of land parcel 15/3,

- Sequential no. 4 – a right of access for the respective owner of land parcel 15/3,

- Sequential no. 5 – a right of passage and way to the partial area (= 318 sq. m.), marked in yellow in the map appended to Proof of Change No. 687, for the respective owner of land parcel 2/2,

- Sequential no. 6 – a limited personal easement (high voltage current power line right) for OBAG Aktiengesellschaft, Regensburg,

- Sequential no. 7 – a limited personal easement (waste water pipeline right) for Rudertinger Wasser- und Abwassergesellschaft mbH, Rudertlng,

- Sequential no. 8 – land easement (right of passage and way) for the respective owner of the property in land parcel 1,

- Sequential no. 10 – a notice of conveyance with regard to a partial area of approx. 130 sq. m. for the Ruderting municipality,

- Sequential no. 14 – a limited personal easement (commercial right to use space and co-use right) - for a limited term - for Fischer GmbH & Co. KG, Neuhaus/Inn,

- Sequential no. 15 – a land easement (right of passage and way) for the respective owner of land parcel 2/5,

- Sequential no. 17 – a land easement (right of passage and way) for the respective owner of land parcel 2/6.

The entered encumbrances on this property in Ruderting in Section III of the Land Register are:

- Sequential no. 7 – a (total) certified mortgage in the amount of EUR 38,058,319.00 for Barclays Capital Mortgage Servicing Limited, London, 18% interest annually, 10% one-off utilities and common charges, enforceable in accordance with Section 800 of the Code of Civil Procedure (ZPO), according to the approval of 29 August 2007, Deed no. 7654/07, Notary Peter, Frankfurt am Main. Total liability: Eidenberg page 696,Fürstenstein page 3199, Hartkirchen page 1640, Heining page 4743, Otterskirchen page 1627, Rudertlng page 2131, Straßkirchen page 1533, Untergriesbach page 1725, Chamerau page 1507 and Wald page 1662 (both AG Cham), Kasberg (AG Viechtach) page 714 and Osterhofen (AG Deggendorf) page 3195.

The aforementioned entries in Section II of the Land Register shall remain in the Land Register. The aforementioned mortgage in Section III of the Land Register has not been acquired by the Buyer and shall be cancelled in the Land Register.

(b)
entered in the Untergriesbach Land Register at the Passau Local Court, page 1725: Sequential no. 5 of the inventory register, land parcel 735, building and open space, Kreuzwiesenweg 1, with a size of 3,874 sq. m., as entered in the Land Register, referred to in the following as the “Individual Object of Purchase Untergriesbach”;

The entered encumbrances on this property in Untergriesbach in Section II of the Land Register are:
- Sequential no. 1 – a limited personal easement (high voltage current power line right) for Bayernwerk AG, Munich.

The entered encumbrances on this property in Untergriesbach in Section III of the Land Register are:

- Sequential no. 9 – a (total) certified mortgage in the amount of EUR 38,058,319.00 for Barclays Capital Mortgage Servicing Limited, London, 18% interest annually, 10% one-off utilities and common charges, enforceable in accordance with Section 800 of the Code of Civil Procedure (ZPO), according to the approval of 29 August 2007, Deed no. 7654/07-5, Notary Peter, Frankfurt am Main, total liability: Total liability: Eidenberg page 696, Fürstenstein page 3199, Hartkirchen page 1640, Heining page 4743, Otterskirchen page 1627, Ruderting page 2131,Straßkirchen page 1533, Untergriesbach page 1725, Chamerau page 1507 and Wald page 1662 (both AG Cham), Kasberg (AG Viechtach) page 714 and Osterhofen (AG Deggendorf) page 3195.

The aforementioned entry in Section II of the Land Register shall remain in the Land Register. The aforementioned mortgage in Section III of the Land Register has not been acquired by the Buyer and shall be cancelled in the Land Register.

(c)
entered in the Fürstenstein Land Register at the Passau Local Court, page 3199: Sequential no. 1 of the inventory register, land parcel 3448/4, building and open space, Vilshofener Straße 13, with a size of 4,246 sq. m., as entered in the Land Register; referred to in the following as the “Individual Object of Purchase Fürstenstein”;

The entered encumbrances on this property in Fürstenstein in Section II of the Land Register are:
No entries planned.

The entered encumbrances on this property in Fürstenstein in Section III of the Land Register are:

Sequential no. 6 – a (total) certified mortgage in the amount of EUR 38,058,319.00 for Barclays Capital Mortgage Servicing Limited, London, 18% interest annually, 10% one-off utilities and common charges, enforceable in accordance with Section 800 of the Code of Civil Procedure (ZPO), according to the approval of 29 August 2007, Deed no. 7654/07, Notary Peter, Frankfurt am Main. Total liability: Eidenberg page 696, Fürstenstein page 3199, Hartkirchen page 1640, Heining page 4743, Otterskirchen page 1627, Ruderting page 2131, Straßkirchen page 1533, Untergriesbach page 1725, Chamerau page 1507 and Wald page 1662 (both AG Cham), Kasberg (AG Viechtach) page 714 and Osterhofen (AG Deggendorf) page 3195.

The aforementioned mortgage in Section III of the Land Register has not been acquired by the Buyer and shall be cancelled in the Land Register.

(d)
entered in the Eidenberg Land Register at the Passau Local Court, page 696: Sequential no. 1 of the inventory register, land parcel 1057/1, agricultural area, upper field, with a size of 6,465 sq. m., as entered in the Land Register; hereinafter referred to as the “Individual Object of Purchase Wegscheid”;

The entered encumbrances on this property in Wegscheid in Section II of the Land Register are:

- Sequential no. 1 – a limited personal easement (water pipeline right) for Markt Wegscheid (Wegscheid Market).

The entered encumbrances on this property in Wegscheid in Section III of the Land Register are:

- Sequential no. 3 – a (total) certified mortgage in the amount of EUR 38,058,319.00 for Barclays Capital Mortgage Servicing Limited, London, 18% interest annually, 10% one-off utilities and common charges, enforceable in accordance with Section 800 of the Code of Civil Procedure (ZPO), according to the approval of 29 August 2007, Deed no. 7654/07, Notary Peter, Frankfurt am Main. Total liability: Eidenberg page 696, Fürstenstein page 3199, Hartkirchen page 1640, Heining page 4743, Otterskirchen page 1627, Ruderting page 2131, Straßkirchen page 1533, Untergriesbach page 1725, Chamerau page 1507 and Wald page 1662 (both AG Cham), Kasberg (AG Viechtach) page 714 and Osterhofen (AG Deggendorf) page 3195.

The aforementioned entry in Section II of the Land Register shall remain in the Land Register. The aforementioned mortgage in Section III of the Land Register has not been acquired by the Buyer and shall be cancelled in the Land Register.

Entered in the Wald Land Register at the Cham Local Court, page 1662: Sequential no. 2 of the inventory register, land parcel 1052/5, building and open space, Bahnhofstraße 3, with a size of 4,480, as entered in the Land Register; hereinafter referred to as “Individual Object of Purchase Wald”;

No encumbrance entries are planned in Section II of the Land Register for this property in Wald.

The entered encumbrances on this property in Wald in Section III of the Land Register are:

- Sequential no. 2 – a (total) certified mortgage in the amount of EUR 38,058,319.00 for Barclays Capital Mortgage Servicing Limited, London, 18% interest annually, 10% one-off utilities and common charges, enforceable in accordance with Section 800 of the Code of Civil Procedure (ZPO), according to the approval of 29 August 2007, Deed no. 7654/07, Notary Peter, Frankfurt am Main. Total liability: Eidenberg page 696, Fürstenstein page 3199, Hartkirchen page 1640, Heining page 4743, Otterskirchen page 1627, Ruderting page 2131, Straßkirchen page 1533, Untergriesbach page 1725, Chamerau page 1507 AG Cham, Kasberg (AG Viechtach) page 714 and Osterhofen (AG Deggendorf) page 3195.

The aforementioned mortgage in Section III of the Land Register has not been acquired by the Buyer and shall be cancelled in the Land Register.

(e)
entered in the Kasberg Land Register at the Viechtach Local Court, page 714: Sequential no. 1 of the inventory register, land parcel 213/5, building and open space, Herrnmühle 2, with a size entered in the Land Register of 3,503 sq. m., referred to in the following as the “Individual Object of Purchase Rinchnach”;

No encumbrance entries are planned in Section II of the Land Register for this property in Rinchnach.

The entered encumbrances on this property in Rinchnach in Section III of the Land Register are:

- Sequential no. 4 – a (total) certified mortgage in the amount of EUR 38,058,319.00 for Barclays Capital Mortgage Servicing Limited, London, 18% interest annually, 10% one-off utilities and common charges, enforceable in accordance with Section 800 of the Code of Civil Procedure (ZPO), according to the approval of 29/08/2007, Deed no. 7654/07-S, Notary Peter, Frankfurt am Main. Total liability: Eidenberg page 696, Fürstenstein page 3199, Hartkirchen page 1640, Heining page 4743, Otterskirchen page 1627, Ruderting page 2131, Straßkirchen page 1533, Untergriesbach page 1725, Chamerau page 1507 and Wald page 1662 (both AG Cham) and Osterhofen (AG Deggendorf) page 2207 Kasberg (AG Viechtach) page 714.

The aforementioned mortgage in Section III of the Land Register has not been acquired by the Buyer and shall be cancelled in the Land Register.

entered in the Hartkirchen Land Register at the Passau Local Court, St. Rotthalmünster Branch, page 1640: Sequential no. 1 of the inventory register, land parcel 41, large market, adjoining building, courtyard area, building and open space, Marktplatz 5b, with a size of 1,149 sq. m., as entered in the Land Register, referred to in the following as the “Individual Object of Purchase Pocking-Hartkirchen”;

The entered encumbrances on this property in Pocking-Hartkrichen in Section II of the Land Register are:

Sequential no. 1 – a limited personal easement (power line right) for Thüringer Gas AG, Munich

Sequential no. 2 – a land easement (right of passage and way, parking space usage right and claim to omission of usage that would prevent access and entry, as well as a prohibition of development) for each owner of the 157/1000 co-ownership share to land parcel 41/4 and 41/5 entered in volume 29 page 1237 under inventory register no. 1 and connected with the special ownership of the space described in the Division Plan with no. 2.

The entered encumbrances on this property in Pocking-Hartkirchen in Section III of the Land Register are:

Sequential no. 5 – a certified mortgage in the amount of EUR 38,058,319.00 for Barclays Capital Mortgage Servicing Limited, London, 18% interest annually, 10% one-off utilities and common charges, enforceable in accordance with Section 800 of the Code of Civil Procedure (ZPO), according to the approval of 7 March 2007, Deed no. 7654/07-S, Notary Peter, Frankfurt am Main. Total liability: Eidenberg page 696, Fürstenstein page 3199, Hartkirchen page 1640 , Heining page 4743, Otterskirchen page 1627, Ruderting page 2131, Straßkirchen page 1533, Untergriesbach page 1725, Chamerau page 1507 and Wald page 1662 (both AG Cham) Kasberg (AG Viechtach) page 714 and Osterhofen (AG Deggendorf) page 3195.

The aforementioned entries in Section II of the Land Register shall remain in the Land Register. The aforementioned mortgage in Section III of the Land Register has not been acquired by the Buyer and shall be cancelled in the Land Register.

(f)	entered in the Otterskirchen Land Register at the Passau Local Court, Vilshofen Branch, page 1627: Sequential no. 4 of the inventory register,

(i)	land parcel 1550/21, building and open space, in the vicinity of Hidring, with a size of 43 sq. m., as entered in the Land Register;

(ii)	land parcel 1550/14, building and open space, Hidring, Turmstraße 2a, with a size of 3,532 sq. m., as entered in the Land Register,

referred to in the following jointly as the “Individual Object of Purchase Windorf (Hidring)”;

The encumbrances on this property in Windorf (Hidring) in Section II of the Land Register are:

- Sequential no. 1 – a limited personal easement (waste water pipeline right) for Markt Windorf (Windorf Market),

- Sequential no. 2 – a land easement (right of passage and way) for the Vilshofen Land Surveying Office (depicted on the map) from 11 June 1992, green covered area for the respective owner of land parcel 1547.

The encumbrances on this property in Windorf (Hidring) in Section III of the Land Register are:

- Sequential no. 11 – a (total) certified mortgage in the amount of EUR 38,058,319.00 for Barclays Capital Mortgage Servicing Limited, London, 18% interest annually, 10% one-off utilities and common charges, enforceable in accordance with Section 800 of the Code of Civil Procedure (ZPO), according to the approval of 7 March 2007, Deed no. 7654/07-S, Notary Peter, Frankfurt am Main. Total liability: Eidenberg page 696,Fürstenstein page 3199, Hartkirchen page 1640, Heining page 4743, Otterskirchen page 1627, Ruderting page 2131, Straßkirchen Blatt page , Untergriesbach page 1725, Chamerau page 1507 and Wald page 1662 (both AG Cham), Kasberg (AG Viechtach) page 714 and Osterhofen (AG Deggendorf) page 3195.

The aforementioned entries in Section II of the Land Register shall remain in the Land Register. The aforementioned mortgage in Section III of the Land Register has not been acquired by the Buyer and shall be cancelled in the Land Register.

(g)
entered in the Straßkirchen Land Register at the Passau Local Court, page 1533: Sequential no. 1 of the inventory register, land parcel 17/5, building and open space, in the vicinity of Bayerwaldstraße, with a size of 5,000 sq. m., as entered in the Land Register; referred to in the following as the “Individual Object of Purchase Salzweg”.

The entered encumbrances on this property in Salzweg in Section II of the Land Register are:

- Sequential no. 1 – a high voltage current power line right for OBAG Aktiengesellschaft, Regensburg,

- Sequential no. 2 – a substation building and operating right for OBAG Aktiengesellschaft , Regensburg

The entered encumbrances on this property in Salzweg in Section III of the Land Register are:

- Sequential no. 4 – a (total) certified mortgage in the amount of EUR 38,058,319.00 for Barclays Capital Mortgage Servicing Limited, London, 18% interest annually, 10% one-off utilities and common charges, enforceable in accordance with Section 800 of the Code of Civil Procedure (ZPO), according to the approval of 29 August 2007, Deed no. 7654/07, Notary Peter, Frankfurt am Main. Total liability: Eidenberg page 696, Fürstenstein page 3199, Hartkirchen page 1640 , Heining page 4743, Otterskirchen page 1627, Ruderting page 2131, Straßkirchen page 1533, Untergriesbach page 1725, Chamerau page 1507 and Wald page 1662 (both AG Cham) Kasberg (AG Viechtach) page 714 and Osterhofen (AG Deggendorf) page 3195.

The aforementioned entries in Section II of the Land Register shall remain in the Land Register. The aforementioned mortgage in Section III of the Land Register has not been acquired by the Buyer and shall be cancelled in the Land Register.

2.4	Seller 2 is also the holder of the leasehold estate to the property:

entered in the Chamerau Leasehold Estate Register at the Cham Local Court, Kötzting Branch, page 1507: Sequential no. 1 of the inventory register, leasehold estate for the property in volume 33, page 1336, inventory register no. 17, land parcel 160, building and open space, street “in der Grube 2”, with a size of 4,475 sq. m., as entered in the Land Register, hereinafter referred to as “Individual Object of Purchase Chamerau”.

The entered encumbrances on this property in Chamerau in Section II of the Land Register are:

- Sequential no. 1 – a leasehold estate rent of DM 24,000.00 (twenty-four thousand German Marks) annually with a price index clause for the respective owners of land parcel 160; agreed content is the continuation with the main claim in the event of compulsory sale,

- Sequential no. 2 – a pre-emptive right for all cases of sale for the respective owners of the property in land parcel 160.

The entered encumbrances on this property in Chamerau in Section III of the Land Register are:

- Sequential no. 4 – a (total) certified mortgage in the amount of EUR 38,058,319.00 for Barclays Capital Mortgage Servicing Limited, London, 18% interest annually, 10% one-off utilities and common charges, enforceable in accordance with Section 800 of the Code of Civil Procedure (ZPO), according to the approval of 29 August 2007, Deed no. 7654/07, Notary Peter, Frankfurt am Main. Total liability: Eidenberg page 696, Fürstenstein page 3199, Hartkirchen page 1640 , Heining page 4743, Otterskirchen page 1627, Ruderting page 2131, Straßkirchen page 1533, Untergriesbach page 1725 and Wald page 1662 (both AG Cham) Kasberg (AG Viechtach) page 714 and Osterhofen (AG Deggendorf) page 3195.

The aforementioned entries in Section II of the Land Register shall remain in the Land Register. The aforementioned mortgage in Section III of the Land Register has not been acquired by the Buyer and shall be cancelled in the Land Register.

The company Austria Leasing GmbH & Co. KG Immobilienverwaltung Projekt Lebensmittelmärkte, Frankfurt am Main, is still entered as the owner of the aforementioned properties no. 2, 3, 4, 7, 9, 11 to 17 on the respective pages of the Land Register. This limited partnership has changed its name in the meantime to Lincoln. Leasing B.V. & Co. KG and moved its headquarters from Frankfurt am Main to Karben, according to the current printout from the Trade Register at the Frankfurt am Main Local Court with respect to HRA 42188 from 12 December 2014. Upon presentation of these excerpts from the Trade Register, the involved parties hereby apply for the correction of the respective owner entry in Section I of the respective Land Register in the aforementioned places of the Land Register. There was an adjustment of the preceding from Seller 1 in accordance with preamble to Seller 2.

2.5
Each of the properties listed in Clauses 2.1 to 2.4 are referred to individually as the “Individual Object of Purchase”, and the Individual Objects of Purchase listed in Clauses 2.1 to 2.4 are referred to collectively as the “Individual Objects of Purchase”. The Individual Object of Purchase Chamerau includes the leasehold estate for the building constructed on the property. The Individual Object of Purchase Ingolstadt also includes the special property of the shop reported in the excerpt of the Land Register and described in the Division Plan with no. 12, as well as a co-ownership share of 2,000/10,000. All the other Individual Objects of Purchase include the respective property with the all the rights, obligations, legal components, including building requirements and fixtures, if it is owned by the Sellers.

2.6	The Individual Objects of Purchase in Section II of the Land Register are encumbered, as described individually in the land registers in Appendix 2 to the Purchase Deed.

2.7	The Individual Objects of Purchase in Section III of the Land Register are encumbered, as described individually in the land registers in Appendix 2 to the Purchase Deed.

2.8
Seller 1 has not yet been entered in the Land Register as the owner of the Individual Objects of Purchase pursuant to Clauses 2.1 and 2.2. In this respect, the Parties request the entry of Seller 1 in the Land Register as owner of the Individual Objects of Purchase pursuant to Clause 2.1; but solely as co-owner with regard to the Individual Object of Purchase Ingolstadt pursuant to Clause 2.2.

OTHER ENCUMBRANCES AND LIMITATIONS

3.	The Buyer is aware that

3.1	(a)	with respect to the Individual Objects of Purchase the disclosures about contaminated land have been provided in Appendix 4 to the Purchase Deed;

(b)
the Individual Objects of Purchase involve used pieces of real estate. The Buyer has informed itself of the defects, repairs and overdue maintenance work listed in the technical reports under Appendix 5 to the Purchase Deed and accepts these as in accordance with the Agreement. In this connection, the Sellers shall not accept any liability for the correctness or completeness of the technical reports contained in Appendix 5 to the Purchase Deed.

(c)
the building approvals in the electronic data room include requirements and limitations with respect to the design and use of the Individual Objects of Purchase, and that the construction approval documents may not be complete. The Sellers offered to issue the Buyer a power of attorney to inspect the construction records;

(d)	there are limitations in terms of urban design law, as documented in the letter in Appendix 6 to the Purchase Deed;

the tenant of the Individual Object of Purchase Salzweg, as documented in the email in Appendix 7 to the Purchase Deed, requested the discontinuation of the operation of the supermarket;

(f)	it may be necessary to levy sewage pipe and road expansion fees, as documented in the letter in Appendix 8 to the Purchase Deed, for the Individual Object of Purchase Cham;

(g)
an application must be filed at the Landmark Protection Agency below prior to making changes to the building that is part of the Individual Object of Purchase Scheyern in the vicinity of a historical monument, as documented in the letter under Appendix 9 to the Purchase Deed;

(h)
the deletion and re-application for an easement was approved with respect to the Individual Object of Purchase Cham, as documented in Appendix 10 to the Purchase Deed. Its entry has not taken place yet;

(i)
with respect to the Individual Object of Purchase Lenggries, the change in a right of way for the benefit of the neighbouring owner was approved and filed in accordance with Appendix 10A to the Purchase Deed. The entry has not taken place yet.

(j)	the Individual Objects of Purchase Lam, Lenggries and Scheyern do not lie directly on public streets, but are at least partially accessible through neighbouring properties.

3.2
The Buyer has been notified that it may ascertain the (latest) status of any encumbrances, limitations, conditions, rights, or similar through inspection of the local directories and records or obtain information from regulators. This applies in particular to any conditions and/or obligations from existing regulations as a renovation area, urban development area, validity of a preservation order, development freeze, urban redevelopment area or similar. The sellers have offered to provide the Buyer with a complete power of attorney to inspect the Land register and other records as well as to obtain information from regulators.

3.3
Seller 1 shall make an effort to replace the tenant easements with regard to the Individual Objects of Purchase according to the list in Appendix 11 to the Purchase Deed with new tenant easements. Seller 1 shall keep the Buyer informed of this and coordinate declarations, meetings, etc. with it and invite the Buyer to these meetings by giving notice of one week. The obligation to help for the respective Object of Individual Purchase shall end no later than on 30 June 2015. Seller 1 shall assume no liability or other initial obligation for the success of its effort.

4.	PURCHASE AGREEMENT

4.1	Purchase arrangement

The Sellers sell and the Buyers buy the Individual Objects of Purchase as follows:

(a)	Seller 1 sells the Individual Object of Purchase Beratzhausen to the Buyer accepting this;

(b)	Seller 1 sells the Individual Object of Purchase Cham to the Buyer accepting this;

(c)	Seller 1 sells the Individual Object of Purchase Falkenstein to the Buyer accepting this;

(d)	Seller 1 sells the Individual Object of Purchase Gangkofen to the Buyer accepting this;

(e)	Seller 1 sells the Individual Object of Purchase Ingolstadt to the Buyer accepting this;

(f)	Seller 1 sells the Individual Object of Purchase Kempten to the Buyer accepting this;

(g)	Seller 1 sells the Individual Object of Purchase Kissing to the Buyer accepting this;

(h)	Seller 1 sells the Individual Object of Purchase Lam to the Buyer accepting this;

(i)	Seller 1 sells the Individual Object of Purchase Lenggries to the Buyer accepting this;

(j)	Seller 1 sells the Individual Object of Purchase Neunburg vorm Wald to the Buyer accepting this;

(k)	Seller 1 sells the Individual Object of Purchase Sehmatal (Neudorf) to the Buyer accepting this;

(1)	Seller 1 sells the Individual Object of Purchase Obertraubling to the Buyer accepting this;

(m)	Seller 1 sells the Individual Object of Purchase Pfaffenhausen to the Buyer accepting this;

(n)	Seller 1 sells the Individual Object of Purchase Scheyern to the Buyer accepting this;

(o)	Seller 1 sells the Individual Object of Purchase Schnöllnach to the Buyer accepting this;

(p)	Seller 1 sells the Individual Object of Purchase Spiegelau to the Buyer accepting this;

(q)	Seller 1 sells the Individual Object of Purchase Viechtach to the Buyer accepting this;

(r)	Seller 2 sells the Individual Object of Purchase Ruderting to the Buyer accepting this;

(s)	Seller 2 sells the Individual Object of Purchase Untergriesbach to the Buyer accepting this;

(t)	Seller 2 sells the Individual Object of Purchase Fürstenstein to the Buyer accepting this;

(u)	Seller 2 sells the Individual Object of Purchase Wegscheid to the Buyer accepting this;

(v)	Seller 2 sells the Individual Object of Purchase Wald to the Buyer accepting this;

(w)	Seller 2 sells the Individual Object of Purchase Rinchnach to the Buyer accepting this;

(x)	Seller 2 sells the Individual Object of Purchase Chamerau to the Buyer accepting this;

(y)	Seller 2 sells the Individual Object of Purchase Pocking-Hartkirchen to the Buyer accepting this;

(z)	Seller 2 sells the Individual Object of Purchase Windorf (Hidring) to the Buyer accepting this;

(aa)	Seller 2 sells the Individual Object of Purchase Salzweg to the Buyer accepting this;

4.2	Encumbrances and obligations assumed by the Buyer

All the encumbrances, limitations, conditions, building encumbrances, rights, etc. that are entered in Section II of the Land Registers, specified in Clause 3 and assigned with the consent or cooperation of the Buyer shall be acquired by the Buyer for future tolerance and fulfilment, including the debt agreements, liabilities and obligations contained in the respective approval documents and letters of commitment for assignment or entry subject to the obligation – if a corresponding obligation is set forth in the acquired agreements – that the Buyer subsequently transfer these to any legal successor, each of whom in turn shall require such transfer to their legal successor, and thereby releasing the Seller therefrom, effective as of the Effective Date, without compensation and without offsetting them against the purchase price.

The Buyer shall also acquire all the existing limitations and encumbrances, as well as ones not evident, from the Land Register or other registers, particularly ones that cannot be entered, or ones under previous laws and neighbour laws. The Sellers, however, declare that such encumbrances are not known to them. The Buyer hereby agrees to the assignment and the entry of the encumbrances in accordance with Appendix 10A to the Purchase Deed (Text unklar) and acquires this.

5.	PURCHASE PRICE

5.1	Amount
The individual purchase prices for the Individual Objects of Purchase are:

Individual Object of Purchase Beratzhausen	EUR 350,000.00
Individual Object of Purchase Cham	EUR 3,500,000.00
Individual Object Of Purchase Falkenstein	EUR 1,900,000.00
Individual Object of Purchase Gangkofen	EUR 1,130,000.00
Individual Object of Purchase Ingolstadt	EUR 950,000.00
Individual Object of Purchase Kempten	EUR 2,800,000.00
Individual Object Of Purchase Kissing	EUR 2,000,000.00
Individual Object Of Purchase Lam	EUR 860,000.00
Individual Object Of Purchase Lenggries	EUR 4,800,000.00
Individual Object Of Purchase Neunburg vorm Wald	EUR 225,000.00
Individual Object Of Purchase Sehmatal (Neudorf)	EUR 750,000.00
Individual Object Of Purchase Obertraubling	EUR 720,000.00
Individual Object Of Purchase Pfaffenhausen	EUR 850,000.00
Individual Object Of Purchase Scheyern	EUR 700,000.00
Individual Object Of Purchase Schöllnach	EUR 865,000.00
Individual Object Of Purchase Spiegelau	EUR 1,500,000.00
Individual Object Of Purchase Viechtach	EUR 625,000.00
Individual Object Of Purchase Ruderting	EUR 1,500,000.00
Individual Object Of Purchase Untergriesbach	EUR 400,000.00
Individual Object Of Purchase Fürstenstein	EUR 450,000.00
Individual Object Of Purchase Wegscheid	EUR 490,000.00
Individual Object Of Purchase Wald	EUR 545,000.00
Individual Object Of Purchase Rinchnach	EUR 450,000.00
Individual Object Of Purchase Chamerau	EUR 570,000.00
Individual Object Of Purchase Pocking-Hartkirchen	EUR 270,000.00
Individual Object Of Purchase Windorf (Hidring)	EUR 350,000.00
Strasskirchen / Salzweg	EUR 200,000.00
Total
EUR 29,750,000.00

(in words: twenty-nine million, seven hundred and fifty thousand euros)

and do not include the value-added tax (VAT).

The total of the individual purchase prices is also referred to in the following as the “total purchase price”.

An increase or decrease in the individual purchase prices is ruled out – apart from a possibly owed valued added tax in accordance with Clause 5.6; in particular, the individual purchase price is independent of the location and size of the Individual Objects of Purchase (including the buildings), even if a later survey should show deviations from the size assumed by the Buyer.

The Buyer is authorised to retain an amount of EUR 30,000.00 for the securing of its claims to release and compensation in accordance with Clause 7.8 on account of the defective circumstances listed in Appendix 22 to the Purchase Deed and due to any claims by the city of Beratzhausen in respect to the development and canal restoration contributions. The Buyer is authorised to pay any claims in accordance with Clause 7.8 enforced by the Tenant in the six months after the respective Effective Date as well as billed development and canal restoration fees from the withheld amount directly to the tenants or the city. The withheld amount is to be paid to the Seller if, in the six months after the first Effective Date in accordance with Clause 7.1, the tenants and the city do not enforce any claims or, in the case of the development and canal restoration fees, no bills were submitted.

5.2	Payment notification

The presiding Notary shall confirm to the Parties – separately for each Individual Object of Purchase – in writing and in advance by fax (in each case a “Payment Notification”) that

(a)
the notice of conveyance authorised for the securing of the claim of the Buyer to the transfer of ownership and issued for the benefit of the Buyer is entered in rank directly after the encumbrances specified in Clause 2 and named in Section II and III of the Land Register and those encumbrances in Section II and III of the Land Register, the entry of which the Buyer approved or on the entry of which the Buyer cooperated,

(b)
all lien release declarations or cancellation notices for all of the encumbrances preceding the notice of conveyance and not acquired, and, irrespective of the following paragraph, the mortgage certificates. With respect to the lien release declarations or cancellation notices, only irrevocable trustee conditions may be issued to the Notary if they are not contrary to this Agreement and can be fulfilled by the respective individual purchase price.

The Seller shall produce the documents required for the cancellation of the not-acquired encumbrances, whereby it is sufficient with respect to the letter in regards to the mortgage entered in Section III of the respective Land Register if the notary, Dr. Ulf Schuler, with registered office in Frankfurt am Main (“Depository Notary”) confirms to the presiding Notary that he has the original of each letter and he presents this to the Land Registry when the presiding Notary notifies the Depository Notary, by sending a copy of the discharge available to him from the trustee mandate of the creditor entered in Section III, that he has submitted the cancellation documents – with the exception of the mortgage certificate – to the Land Registry and applied for the completion of the release from security custody/cancellation accordingly (“Notary Confirmation of Mortgage Certificate”).

It is known to the Parties in this connection that requests received earlier from other notaries to present the mortgage certificate to one or more other local court(s) also addressing the total mortgage can lead to delays for which the liability of the Seller is excluded. The Notary shall send, upon instruction by the Seller, a certified copy (or excerpt) of this Purchase Agreement Deed to the depository notary at the cost of the Seller and shall provide the depository notary with a copy of the application for release from security custody by fax as soon as the conditions for the submission of the application are met in accordance with the Notary’s trustee requirements with respect to the mortgage lenders. The Notary shall note in the application for release from security custody that the Depository Notary has filed the mortgage certificate with the respective Land Registry through an engaged person and will also pick it up again after the completion of the release from security custody;

(c)	the waiver declarations or the negative clearances of the city/municipality or the state with regard to all statutory pre-emptive rights are present;

(d)
only with regard to the Individual Objects of Purchase Pursuant to Clauses 2.1 and 2.2 Seller 1 is entered as owner of the Individual Objects of Purchase pursuant to Clauses 2.1 and 2.2 in the Land Register;

(e)
only with regard to the Individual Objects of Purchase according to Appendix 12 of the Purchase Deed: the waiver declaration for real pre-emptive property rights according to the list in Appendix 12 to the Purchase Deed, including the waiver of the pre-emptive right of the property owner in terms of the leasehold estate Chamerau is present or the Notary is notified within two months and one week after the receipt of his pre-emptive right request by the Party entitled to the pre-emptive right that no exercising of the pre-emptive right shall take place;

(f)
only with regard to the Individual Object of Purchase Spiegelau: Presentation of the approval in terms of renovation law for the sale and for the Buyer’s financing mortgage ordered for no later than one week after today’s certification in accordance with Section 14, as well as for the lease agreement for the Individual Object of Purchase Spiegelau in accordance with Appendix 19 of the Purchase Deed;
if the assignment of the mortgage does not take place within one week, this precondition for payment shall not apply in this respect;

(g)
only with respect to the Individual Object of Purchase Lenggries: Seller 1 is entered in the Land Register as the owner of the partial area of a neighbouring property of the Individual Object of Purchase Lenggries (“Partial Area Lenggries”) due to a notarised purchase agreement dated 30 October 2014, which was appended to this Property Purchase Agreement as Appendix 3 to the Purchase Deed, and is defined in more detail in this purchase agreement, and there is an addendum to the Lease Agreement with the tenant EDEKA Handelsgesellschaft Südbayern, according to which the tenant agreed to the right of way in accordance with Appendix 10a to the Purchase Deed.

(h)
only with regard to the Individual Object of Purchase Ingolstadt:  Presentation of the approval for the other partial owner of shop businesses, i.e. not the apartment owners, for the sale in accordance with Section 9 of Appendix I to the Declaration of Division dated 30 December 1986 (Deed no. 3794/1986 of the Notary Dr. Gastroph from Ingolstadt);

(i)
only with regard to the Individual Object of Purchase Cham: There is a written confirmation from the tenant or an addendum to the lease agreement that the leased premises will be transferred in the condition according to the contract and no claims to contractual penalties shall be enforced with respect to the landlord for late transfer, or it is confirmed in the addendum to the lease agreement that such a contractual penalty was already paid.

The Parties make it clear that the presentation of the clearance certificate from the Tax Office, the immediate obtaining of which falls solely within the scope of the Buyer’s duties and risk, is not a precondition for payment. In his letter to the tenant entitled to pre-emptive rights in accordance with the aforesaid letter (e), the Notary shall request that the tenant declare its consent to the transfer of the lease agreement to the Buyer. It will be expressly stated that such consent is not a precondition for payment.

5.3	Payment

The individual purchase prices (less any legitimate withheld amounts) shall fall due as follows:

(a)
A first tranche of the individual purchase prices shall fall due on the last day of the month in which the Notary sent the respective Payment Notifications at least ten bank workdays before the last day of such a month, and the Buyer received these, and the added individual purchase prices for the Individual Objects of Purchase, for which the Notary sent the payment notifications at least ten bank workdays before the last day of the month, and the Buyer received, are at least 90% of the total purchase price – if the Individual Object of Purchase Lenggries is not yet owed – at least 80% of the total purchase price (“First Payment Date”). In the exercising of the pre-emptive rights, the individual purchase prices for the property with respect to which the pre-emptive rights were exercised shall continue to be considered as due with the preceding calculation. The First Payment Date shall not be before 28 February 2015;

(b)
Any still remaining individual purchase prices that were not due on the First Payment Date shall be due collectively on the last day of the calendar month in which the Payment Notification for the entire remaining Individual Objects of Purchase were sent by the Notary at least ten bank workdays before the last day of the calendar month and received by the Buyer (“Second Payment Date”). The First Payment Date and the Second Payment Date are described individually as the “Payment Date”;

(c)
If the Second Payment Date does not occur by 30 June 2015, the individual purchase prices for all the Individual Objects of Purchase shall fall due on this date, in deviation from Clause 5.3(b); in this case, the Notary must have sent the respective Payment Notification at least ten bank workdays before 30 June 2015 and the Buyer must have received it;

(d)
The remaining individual purchase prices shall fall due individually on the last day of the month in which the Notary sent the respective Payment Notifications at least ten bank workdays before the last day of the month in accordance with Clause 5.2, and the Buyer received them, whereby the right of withdrawal in accordance with Clause 14.3 remains unaffected.

5.4	Payment instructions / Bank account information

The Notary is hereby engaged to request the appropriate cancellation notices and letters from the cancelling mortgage lenders and to report the cancelled amounts, immediately notifying the Parties hereof.

When the respective purchase price tranches fall due in accordance with Clause 5.3, the Buyer is authorised and obligated to pay directly to the lenders, at the instruction of the Notary, the required amounts (“Cancellation Amounts”) for the cancellation of the real property rights not acquired by the Buyer (and for the repayment of the underlying claims for the real property rights) in fulfilment of any requirements that the Notary has. The lenders are not entitled to any direct right from this arrangement. The cancellation amounts are to be offset against the respective individual purchase price. The Notary and the Buyer are not obligated to check the correctness and the legitimacy of the cancellation amounts required by the lenders. The Sellers assure that the individual purchase prices are sufficient for the complete payment of the cancellation amounts.

Otherwise, the purchase price is to be paid with a debt-release effect to a bank account specified by the Sellers.

5.5	Default

(a)
The parties are in agreement that receipt of the Notary’s confirmation in accordance with Clause 5.2 is a preceding event in terms of Section 286 (2) Cl. 2 of the German Civil Code (BGB); the Buyer is therefore in default if it does not make payment of the individual purchase price on time without requiring a reminder from the Seller.

(b)
It is not the sending of the money, but rather the complete and contractual receipt as well as the irrevocable credit to the account of the Seller or the cancelling lender that is authoritative for the timeliness of payment. A deposit in an escrow account is not considered payment. If payments are not made punctually, the respective amount shall bear interest from the payment date at an annual amount of 9 percentage points above the base interest rate. Other rights and claims of the Seller remain unaffected.

(c)
The Sellers must confirm in writing (fax is sufficient) to the Notary (with a copy sent to the Buyer) in each case when the individual purchase prices have been paid in full and in accordance with the Agreement.

(d)
The offsetting as well as the enforcing of rights of retention or the rights to withhold performance with respect to the purchase price claim are excluded unless the offsetting or rights of retention or rights to withhold performance are based on uncontested or legally established (counter)claims.

5.6	Sales tax

(a)
The Buyer guarantees that it is an entrepreneur in terms of Section 2 of the German Sales Tax Act (UStG) or will become an entrepreneur through the acquisition of the Individual Objects of Purchase and will acquire the Individual Objects of Purchase in full for its company and that it has the intention of continuing the leasing business.

(b)
Against this backdrop and with regard to the fact that the Individual Objects of Purchase are largely leased and will be transferred together with the corresponding lease agreements, the following applies:

(i)
The Parties are obligated to treat the deliveries of property with respect to the responsible tax offices as untaxable divestitures of a business in full (Section 1 (1a) of the German Sales Tax Act // UStG) in the corresponding advanced sales tax declarations and in the annual sales tax declarations for the responsible tax offices, and to report to the tax offices, if required, these contractual clauses and all the information required for assessing the taxes.

(ii)
The Buyer shall continue the Seller’s input tax adjustment periods as the overall legal successor of the Seller in terms of the sales tax under Section 15a (10) Cl. 1 of the German Sales Tax Act (UStG) as of the Effective Date.

(iii)
The Seller shall provide the Buyer with all the information required for the completion of possible adjustments in accordance with Section 15a of the German Sales Tax Act (Section 15a (10) Cl. 2 UStG) and is obligated against this backdrop to place at the disposal of the Buyer immediately, but no later than within 20 bank workdays after the Effective Date all the documents and information which are available to the Seller and are required for the continuation and adjustment of the input taxes incurred in connection with the object of purchase (hereinafter referred to as the “Relevant Input Tax Volumes”).

(iv)
The Seller is obligated to release the Buyer from all negative adjustments to the relevant input tax volume if these adjustments are not triggered by measures taken by the Buyer. In turn, under the aforementioned conditions, the Buyer shall pay all the adjustments of the relevant input tax volume to the Seller if they are to the Seller’s benefit.

The Parties shall inform each other immediately and in full about the statements made by the tax office responsible for the respective Party with regard to the acceptance or rejection of a business divestiture and cooperate in order to achieve the treatment of the process as a business divestiture in full.

(c)	Even if the Parties assume business divestitures in full (Section 1 (1a) of the Sales Tax Act // UStG), the Parties shall agree to the following:

The respective Seller shall hereby absolutely waive the sales tax exemption on the property sales revenue (Section 4 No. 9a UStG) and hereby opts for sales taxes in accordance with Section 9 (1) and (3) UStG for the divestiture and delivery of the respective individual Object of Purchase, if the respective Individual Object of Purchase is leased subject to the value added tax of if, with regard to vacant space, there is an intention to lease it subject to the value added tax in a document form. It is the understanding of the Parties that the exercising of the option in accordance with this Clause 5.6(c) shall not take effect on account of the statutory precedence of the business divestiture in full in terms of Section 1 (1a) of the German Sales Tax Act (UStG) (see Clause 5.6(b)).

(d)	This involves taxable property deliveries, so the following applies:

(i)
The Parties are aware that the tax liability in accordance with Section 13b (5) Cl. 1 of the German Sales Tax Act (UStG) is transferred to the Buyer. The Buyer is obligated to calculate and report the sales taxes on the purchase price with regard to the option.

(ii)
In accordance with Section 13b (5) Cl. 1 UStG, the Buyer is the debtor for the sales tax in the case governed here and will make these payments directly to the tax authorities (without deducting them from the purchase price pursuant to Clause 5.1). In this respect, the Seller shall issue the Buyer a proper invoice in accordance with Section 14 (4) and Section 14a (5) UStG (without disclosure of the sales tax and with reference to the Buyer’s tax liability).

(iii)
If the responsible tax office does not recognise in full or in part the waiver declared by the Seller with respect to the tax exemption due to a violation of Section 9 (3) Cl. 2 UStG, the Seller is authorised to clarify the tax exemption waiver at its own cost by having an addendum to the Agreement certified by a notary – if need be, in accordance with the requirements of the responsible tax office and to the greatest extent permitted by law. The Buyer is obligated to cooperate.

(iv)	The Seller shall issue the Buyer a bill in accordance with Section 14 UStG, with consideration given to Section 13b (2) Cl. 3 UStG within two weeks after the request by Buyer.

(v)
If the tax office responsible for the Seller is of the opinion that assets are transferred in a way that means Section 13b UStG is not applicable (particularly operating equipment or fixtures), the Seller shall be the debtor for the possibly incurred sales tax in accordance with Section 13a (1) Cl. 1 UStG. Incurred sales taxes that are owed by the Seller in accordance with Section 13a UStG increase the purchase price to be paid by the Buyer to the Seller commensurately. The Seller shall issue the Buyer a bill in accordance with the requirements of Section 14 UStG, with the separately reported sales tax in the bill issued for the property. The Buyer is obligated to pay the disclosed sales taxes to the Seller. The Seller shall send the Buyer, at the request of the Buyer, a bill that meets the requirements of Section 14 (4) UStG.

(vi)
If and to the extent that the tax exemption waiver is not possible in accordance with Section 9 UStG because the Buyer is not an entrepreneur in terms of Section 2 UStG or violated one of the guarantees assumed at the outset in letter a) of this Clause 5.6, the Buyer shall reimburse the Seller for the damage arising therefrom and all other disadvantages.

(e)
The Seller declares that it has fulfilled all the tax duties that are based on the operation of the Individual Objects of Purchase sold in this Purchase Agreement and will also continue to fulfil them so that the Buyer shall not be liable in accordance with Section 75 of the German Tax Code (AO) or Section 11 (2) of the German Real Estate Tax Act (GrStG). If the tax authorities nonetheless make the Buyer responsible in accordance with Section 75 AO or Section 11 (2) GrStG, the Seller shall release the Buyer. The Buyer is obligated to report the purchase of the objects of purchase within 15 bank workdays after the Effective Date to the responsible Tax Office. If the Buyer does not fulfil this obligation or does not does so punctually and the Tax Office may enforce claims against it, a claim with respect to the Seller shall be excluded.

(f)
The Buyer’s claims to be released shall be due when the corresponding liability or tax notice is due for payment if the Buyer informed the Seller hereof in writing at least ten days before the respective payment date. Otherwise, they fall due, irrespective of possibly being owed on account of a corresponding liability or tax notice, no earlier than ten days after the Buyer sends the Seller written notification. The occurrence of binding effect is not required.

(g)	If the Seller has discharged his release obligation, it is entitled to any reimbursements on account of the correction of relevant liability or tax notices, along with the interest.

(h)
All claims of the parties shall expire in accordance with this Clause 5.6 (including the claims to settlement due to the input tax adjustment in accordance in accordance with Clause 5.6 (b) (iv)) eighteen months after the Effective Date.

6.	PURCHASE PRICE SECURITY

6.1	Submission to compulsory execution

Due to its obligation to make payment of the total purchase price owed in accordance with Clause 5.1, the interest possibly owed in accordance with Clause 5.5, and the contractual penalty owed in accordance with Clause 14.3, the Buyer shall submit to immediate compulsory execution on the basis of this Deed with respect to its entire property. For the purposes of compulsory execution, in order to satisfy the requirement to state particulars in the compulsory execution proceedings, it is necessary to consider the interest in accordance with Clause 5 as owed from 1 February 2015. The Notary is irrevocably instructed by the Parties to issue an enforceable copy of this Deed to the Seller as of the payment date without requiring further proof of the matters forming the basis of the payment date. The burden of proof for the claims to which the Seller is entitled and the existence of the previously described matters in court proceedings does not change as a result; consequently, the statutory governing hereof remains in effect.

6.2	Deposit

The Buyer must deposit an amount (“Deposit Amount”), prior to today’s certification, totalling EUR 1,000,000.00 (the “Down Payment”) in the escrow account of the certifying Notary, IBAN: DE96 5085 0150 0000 7526 90, BIC: HELADEFlDAS at the Stadt- und Kreis-Sparkasse (“Escrow Account”). For paying in and paying out the deposit amount, the Parties jointly and irrevocably instruct the Notary:

(a)
The Deposit Amount secures the payment of the individual purchase prices proportionately to the ratio of the purchase prices for the Individual Objects of Purchase in accordance with Clause 3.1 to the Total Purchase Price for all the Individual Objects of Purchase.

(b)
The respective deposit amount is to be paid by the Notary directly to the cancelling mortgage lenders on the Payment Date for the respective individual purchase price in accordance with Clause 5.3 as a portion of the cancellation amount according to Clause 5.4; the Parties hereby irrevocably instruct the Notary to complete this payout accordingly. The payout of the Deposit Amount on the Payment Date is initially deemed to be payment of the respective individual purchase price; in the event of forfeiture due to a contractual penalty in accordance with Clause 14.3, the down payment for the purchase price is deemed to be the settlement of the contractual penalty. Should this Agreement otherwise address the settlement of the individual purchase prices, then the individual purchase prices in each case are meant less the down payment attributable to them in accordance with the preceding letter (a).

(c)
The respective deposit amount is to be returned to the Buyer if the requirements for the cancellation of the notice of conveyance in accordance with Section 15.4 are present without the case of the aforesaid letter (b) being present.

		(d)	In all other cases, the Notary may pay out the deposit amount only upon joint instruction by both Parties.

(e)
The certifying Notary is instructed to invest the deposit amount in a way that makes it available on demand. The Buyer shall be entitled to the interest accruing on the deposit amount up to the occurrence of the conditions for payment. The Seller shall assume the costs of the escrow account.

7.	EFFECTIVE DATE/TRANSFER OF OWNERSHIP, USE AND BURDEN

7.1	Effective Date

The Effective Date for the respective Individual Object of Purchase is the day (0:00) following the complete and contractual purchase price payment of the respective Individual Purchase Prices in accordance with Clause 5.3 (including any interest and less any contractually agreed withheld amount).

On the Effective Date, the ownership, risk, uses and the burdens and costs, the traffic safety obligations and all the obligations under public law related to the Individual Objects of Purchase (including the clearing and salt-strewing obligation), as well as the risk of accidental deterioration and accidental loss are transferred to the Buyer; Clause 8.8 remains unaffected hereby. The Buyer shall assume the rights and duties, without limitation, arising from the ownership of the Individual Objects of Purchase on the Effective Date, thereby replacing and releasing the Sellers. As of the Effective Date, the Buyer must release the Sellers from all obligations that arise from the ownership and possession of the Individual Objects of Purchase and their economic transition to the Buyer. The duties, charges and costs are billed between the Parties proportionately up to the Effective Date. The Buyer must immediately reimburse the Sellers for the charges and costs borne in advance by the Sellers for the period after the Effective Date or still to be borne, particularly the land tax.

Clause 10.1 shall apply additionally with regard to the lease agreements.

7.2	Transfer of leasehold estate agreement

(a)
Effective on the Effective Date, the Buyer shall acquire the leasehold estate agreement (with respect to the Individual Object of Purchase Chamerau) with all its components, including the addendum, in each case with all the real property rights and duties and the rights and duties under obligation law (Schuldrecht), particularly and without limitation to the obligation to pay the leasehold estate rent to the owner. The leasehold estate agreement is contained in Appendix 13 to the Purchase Deed. The Buyer is obligated to impose owed obligations arising from the leasehold estate agreement on legal successors, obligating them in turn to further transfer.

		(b)	The Buyer subjects itself with respect to the owner of the property

	(ii)	due to its obligation to pay the annual leasehold estate rent in the current amount of EUR 14,295.72

(iii) due to the increases in amounts arising from the value guarantee clause in Section F, Clause 2 of the leasehold estate agreement to immediate compulsory execution. A executable, excerpted copy is to be issued to the owner of the property, upon request, without proof of maturity. A reversal of the burden of proof is not connected with this.

7.3	Transfer of Declaration of Division

Effective as of the Effective Date with respect to the Individual Object of Purchase Ingolstadt, the Buyer shall acquire the Declaration of Division and the Community Policy, which are included in Appendix 14 to the Purchase Deed, with all the rights and duties as of the Effective Date. The Buyer is obligated, as of the Effective Date, to pay the levy to the administrator.

Likewise, the Buyer shall acquire all the rights and obligations from the co-owner meetings, effective on the Effective Date. The protocols from the last three years are included in Appendix 15 of the Purchase Deed. Additional authoritative obligations are not known to the Seller.

The Buyer is obligated to impose the obligations arising from this Property Purchase Agreement and the Community Policy and those not yet discharged on legal successors to ownership, obligating them in turn to further transfer.

7.4	Transfer of duties from purchase agreements

The duties listed in Appendix 16 to the Purchase Deed that arise from the purchase agreements connected with the Individual Object of Purchase are transferred to the Buyer, effective on the Effective Date. The Buyer shall release the Seller from any claim in this connection as of this point in time. The Buyer is obligated to impose the duties from the respective purchase agreement on legal successors to the ownership of the Individual Objects of Purchase by means of an obligation to transfer these purchase agreements if the obligations have not been settled.

7.5	Documents

The Sellers must hand over in full today, to the Notary, divided by Individual Objects of Purchase, the lease agreements in accordance with Appendix 19 to the Purchase Deed and the guarantee deposits in accordance with Appendix 17 to the Purchase Deed in original in full (the “Original Documents”), connected with the irrevocable trustee mandate:

(a) provide the Buyer with the original documents if the conditions for the transfer of ownership are present in accordance with Section 11.2;

(b) provide the original documents to the Seller if the notice of conveyance was not cancelled due to the non-execution of the Agreement.

The original documents were checked by the Buyer, but not by the Notary. They were packed in cardboard for certification and sealed by the Notary.

No later than 4 weeks after the Effective Date, the other documents, which the Sellers have and which are required for the future management of the Individual Objects of Purchase, will be handed over to the Buyer. The Sellers are authorised to retain copies of these documents or – if they must retain originals – give the Buyer copies and retain the originals.

The aforementioned documents, if the Sellers have them, must be handed over to the Buyer in original or in a certified copy, subject to the Seller’s duty to retain the original.

For Individual Objects of Purchase, the Sellers have presented the Buyer with the energy certificates included in Appendix 18 to the Purchase Deed.

7.6	Development

The Individual Objects of Purchase shall be sold in the state of development existing at the respective Effective Date. Development fees in accordance with Section 127 (1) of the German Federal Building Code (BauGB), charges in accordance with Section 127 (4) BauGB, any settlement amounts in accordance with Section 154 BauGB, other fees and fee-like claims as well as adjoining property charges, including cost reimbursement claims and the appropriate costs for the connection of utility services (“Development Costs”) shall be born by the Sellers, in deviation from Section 436 of the German Civil Code (BGB) and independently of the fee duty under public law, if they relate to fixtures that have already been completed today and have been charged to the Sellers by this day in the form of delivery of such notices; otherwise, the Buyer shall bear the Development Costs. If prepayments made by the Sellers exceed the contribution amount to be covered by the Sellers, the Buyer shall be obligated to forward any repayment of the corresponding amount to the Sellers. The Parties shall release each other from any claim contradicting this arrangement internally. The Buyer must inform the Seller immediately in writing of any repayments. Clause 5.1 and 7.8 remain unaffected.

7.7	Assignment of guarantee claims

The Seller shall assign to the Buyer accepting this assignment, subject to condition subsequent and effective on the Effective Date, all the guarantee claims against third parties from and in connection with the management of the land ownership, particularly with respect the guarantee claims forming the basis of the guarantees listed in Appendix 17 to the Purchase Deed without liability for the content, assignability and enforceability of the claims. Clause 7.5 shall apply to the transfer of the guarantees listed in Appendix 17 to the Purchase Deed. This does not apply to claims that the Seller requires for the fulfilment of obligations under this Agreement.

7.8	Release from claims for reductions / Development Costs for Beratzhausen

The Seller shall release the Buyer from all claims of the tenants in the Individual Objects of Purchase Kissing and Neunburg for the period of time up to the Effective Date in accordance with Clause 7.1 to the extent that these claims are connected with defects complained about in Appendix 22. In addition, the Seller shall compensate the Buyer for the economic damage for a period of six months from the first Effective Date under this Purchase Agreement, if the Buyer incurs damage as a result of the fact that the Tenants enforce claims against the Buyer or reduce the rent due to these defects.

Furthermore, the Seller shall release the Buyer from any development and canal restoration costs billed by the city of Beratzhausen, if and to the extent that these are billed to the Seller or Buyer within six months after the first Effective Date under this Purchase Agreement.

The claims in accordance with this Clause 7.8 are limited to a total (gross) of EUR 30,000 and must be deducted from the withheld amount in accordance with Clause 5.1. The Buyer shall bear any additional damage, costs and expenses.

8.	LIABILITY OF SELLERS

8.1
The Sellers provided the Buyer with information and documents on the Individual Objects of Purchase. These documents (including the Purchase Deed) are known to the Buyer – as is the actual condition of the Individual Objects of Purchase. The Buyer inspected the Individual Objects of Purchase carefully with experts and checked and examined the Individual Objects of Purchase, including the aforementioned information and documents – also in a legal, technical and economic regard – and the Buyer is aware of the condition and the other circumstances related to the Individual Objects of Purchase. The Buyer had sufficient opportunity to obtain answers to all its questions and inquiries related to the Individual Objects of Purchase, to inform itself, at its own responsibility, of all the circumstances connected with the objects of purchase, if these relate to the construction, use and management of the Individual Objects of Purchase, to gather information and documents that are significant for the legal, technical and economic evaluation of the Individual Objects of Purchase and their usefulness for the Buyer according to the standard criteria for such real estate. The Buyer confirms that its questions posed prior to the conclusion of this Agreement have been sufficiently answered and it asked everything that is important for its evaluation of the significance.

8.2
The Sellers have emphasised to the Buyer in particular that the buildings on the Individual Objects of Purchase are old building structures that are subject to wear. Furthermore, the Sellers have emphasised to the Buyer that there may be copyrights or other protective rights with regard to the Individual Objects of Purchase and the buildings located on them and thus limitations, e.g. in terms of structural changes as a result. The Seller explains that such matters are not known to it. The Seller shall assign, to the Buyer accepting this assignment, all the rights to which it is entitled in connection with the objects of purchase, effective on the Effective Date.

8.3
Accordingly, the Individual Objects of Purchase are purchased in their aged condition on the respective Effective Date if and to the extent that something to the contrary was not expressly agreed in this Deed. Rights and claims of the Buyer due to any defects of quality or title to the Individual Objects of Purchase are excluded if a liability of the Seller or a guarantee is not expressly agreed in this Agreement. This also relates to the claims from a breach of pre-contractual obligations and the liability for defects, deterioration and developments that only occur after inspection by the Buyer or after the conclusion of the Agreement. A quality guarantee in terms of Section 443 of the German Civil Code (BGB) or an independent promise of guarantee is not acquired from Sellers in any case. The Sellers shall not provide any guarantee or other liability, particularly not for the size, the properties or the quality of the Individual Objects of Purchase (including the buildings on them and their structure, the ability to renovate them, their usability and other forms of use, their licenses in terms of construction law, including the presence/proof/elimination of required parking spaces), the suitability of the Individual Objects of Purchase for a certain use or purpose, including their alteration or the lack of identifiable or concealed defects to the Individual Objects of Purchase. The Sellers shall also not provide any guarantee for the accuracy of the values reported for the fire insurance and in other insurance policies. The Parties are in agreement that the risk of future usability, rentability and/or construction feasibility for the Individual Objects of Purchase lies solely with the Buyer. And to the extent that the Buyer has disclosed its intentions to the Sellers in this regard prior to the conclusion of the Agreement, these are not the basis of the business in this Agreement.

8.4
The Buyer also knows in full the circumstances in accordance with Clause 3 and the fact books of Ashurst LLP, which are contained in the electronic data room. The Sellers also do not accept any liability or other initial obligation in this respect; the Buyer cannot derive any claims or rights – irrespective of the kind – with regard to the Sellers. The Buyer considered this in full in the purchase price calculation.

8.5
The Sellers provided the Buyer with information and documents on the Individual Objects of Purchase in the electronic data room. Both the Buyers and Sellers received a copy of the data room on DVD. The DVD shall be stored at the certifying Notary for a period of 3 years from the signing of the Agreement. The certifying Notary shall give the contractual Parties access to this DVD. The DVD serves as proof in the event that doubts arise about the extent or the content of the information that the Seller provided to the Buyer with regard to the Individual Objects of Purchase. The parties, however, remain entitled to prove that the Sellers should have provided the Buyer with more information and documents. After the expiration of the storage period, the Notary shall destroy the DVD if there is no other joint written instruction by the contractual parties.

8.6
The Sellers are not liable for the correctness and completeness of the information and documents that the Buyer received from the Sellers or third parties prior to the conclusion of this Property Purchase Agreement (including appendices to the Purchase Deed) if and to the extent such liability is not expressly agreed in this Purchase Agreement. This also applies to all other information that the Sellers or third parties provided prior to the conclusion of this Property Purchase Agreement (particularly information on the size of space, qualities of the space, evaluations of the Individual Objects of Purchase, etc.). The Seller, however, explains that it compiled the documents with the diligence of a prudent businessman.

8.7
The Sellers are not liable for contractual breaches or faults if the Buyer and/or its advisers had knowledge of the breaches of the Agreement or the defects or the underlying circumstances, matters or facts at the time this Property Purchase Agreement was certified. This also includes information or circumstances that resulted from the inspections of the properties, the appendices to the Purchase Deed or the inspection of the Land Register, other registers, agency documents or queries sent to agencies. In particular, the information, circumstances and matters contained in the appendices to the Purchase Deed are considered to be known to the Buyer. In all of these cases, the liability and initial obligation of the Sellers as well as the rights and obligations of the Buyer are excluded.

8.8
The Sellers are not liable for any deterioration in the Individual Objects of Purchase from the date of certification of this Property Purchase Agreement to the Effective Date if it represents solely normal wear, i.e. wear not requiring repair.

For deterioration of the Individual Objects of Purchase that exceeds this and occurs before the Effective Date, the Sellers are only liable to the extent that they, their legal representatives or a vicarious agent caused this deterioration intentionally or due to gross negligence. If the deterioration represents a case of damage, the Buyer is authorised to request an insurance payment from the Sellers; however in a liability case of the Sellers, the Buyer is only entitled to the elimination of the deterioration by the Sellers.

If an Individual Object of Purchase is significantly damaged e.g. through a fire, each Party is authorised to withdraw from this Agreement with respect to this Individual Object of Purchase. Damage is significant if the elimination costs more than 15% of the respective individual purchase price or takes longer than six months or there are other circumstances that – upon reasonable assessment – lead to another assessment of the object of purchase in terms of a capital investment, particularly because the fair value also remains more than insignificantly compromised after complete restoration, or one of the tenants uses the damage as a reason for premature termination of the lease agreement.

Other rights and claims of the Buyer due to any deterioration of the Individual Objects of Purchase are excluded.

8.9	The limitations and exclusions on liability governed by this Deed do not apply for the benefit of the Sellers

(a)
for intentionally or maliciously concealed defects; the Sellers declare that they have not concealed any defects which are known to them and about which the Buyer would have expected information in light of their significance and the condition of the Individual Objects of Purchase; the Sellers declare, however, and emphasise to the Buyer that no current follow-up research, examinations or evaluations of the Individual Objects of Purchase and their conditions have been conducted or arranged;

(b)
for liability due to damage arising from loss of life, bodily injury or damage to health if the Seller was responsible for the breach of obligation, and for other damage that is based on an intentional and grossly negligent breach of obligation by the Sellers;

the breach of obligations by the Sellers applies likewise to their legal representatives or vicarious agents. If and to the extent that there are no mandatory statutory rules in opposition, this Clause 8.9 shall not apply with regard to the agreements in accordance with Clause 8.4 and in cases where the liability of the Seller is expressly agreed in this Deed.

9.	ENVIRONMENTAL DAMAGE

9.1
The Buyer inspected the Individual Objects of Purchase carefully, also with regard to any environmental damage, and examined and had the opportunity to obtain regulatory information of any kind. The Buyer is also aware of the circumstances with regard to Clause 3(a), and it considered all this in the purchase price calculation. The Sellers do not owe that the Individual Objects of Purchase are free of environmental damage. A liability and other initial obligation of the Sellers is excluded as long as the environmental damage was not maliciously concealed.

9.2
The Buyer shall release, without limitation, the Sellers from all obligations arising from claims under public or civil law and from all disadvantages on account of rights of agencies and/or third parties if they relate to environmental damage, particularly from claims to examination, monitoring, securing, renovating or disposing of such environmental damage and the costs connected with this, unless they maliciously conceal the environmental damage. If the Sellers are forced to carry out measures for examination, monitoring, securing, renovating or disposing under public or civil law, the Buyer must carry out these measures, including all the measures connected with this (e.g. information obligation with respect to the affected parties) at its own cost for the Sellers or reimburse the Sellers for the cost of carrying them out as soon as the Sellers request this of him.

9.3
The release in terms of Clause 9.1 and Clause 9.2 shall also apply for the benefit of those persons or companies that assume a responsibility of the Sellers due to environmental damage that has a legal basis under commercial or corporate law, and does so to the extent that these people or companies are directly entitled on account of this provision (Agreement for the benefit of third parties).

9.4
Any compensation claims of the Buyer with respect to the Sellers, their legal successors and the people and companies named in Clause 9.3 in accordance with Section 24 (2) of the German Federal Soil Protection Act (BBodSchG) and Section 9 (2) of the German Environmental Damage Act (USchadG) are ruled out.

9.5
Environmental damage is in particular damaging changes to the soil, suspected contaminated sites, inherited polluted areas and areas suspected of pollution in terms of Section 2 of the German Federal Soil Protection Act (BBodSchG) and hazardous or environmentally-hazardous material or preparations in or at the building in terms of Section 3a of the German Chemicals Act (Chemikaliengesetz), in both cases supplemented by the pertinent legal rules, administrative requirements and technical directives as well as all other soil, soil air, seepage, surface water and ground water pollution, pollutants, other disadvantageous changes in the water properties in terms of Sections 22 and 34 of the German Water Resources Act (WHG) and hazardous or environmentally-hazardous materials in and at building plants (such as asbestos, PCB, lindane), structural and technical equipment and parts of it that are in the ground (such as foundations), biological weapons and general weapons as well as waste.

9.6
In the case of the sale or other transfer of the Individual Objects of Purchase, the Buyer shall transfer the obligations in accordance with this Clause 9 to the legal successors and require them to likewise obligate their legal successors to subsequent transfer in each case. The obligations are to be assumed by the respective legal successors as a contract for the benefit of the Sellers (Section 328 of the German Civil Code // BGB).

9.7
The agreements in this Clause 9 represent a subset of the liability that is agreed otherwise in Clause 8. For this reason, in particular, the agreements in Clause 8.7 and Clause 8.9 shall apply additionally and accordingly, also with regard to the rules and circumstances arranged in this Clause 9.

10.	LEASE AGREEMENTS

10.1
The Buyer shall acquire the lease agreements for the Individual Objects of Purchase, as included in Appendix 19 to the Purchase Deed, and release the Sellers at the respective Effective Date if these lease agreements have not yet ended. The Buyer knows that parts of the Individual Objects of Purchase have not yet been leased. Furthermore, the Buyer shall acquire, on the Effective Date, any lease agreements that have been concluded with the written consent of the Buyer (future) and release the Sellers.

10.2
The Sellers and the Buyer are obligated to act as if the lease agreements acquired by the Buyer in accordance with Clause 10.1 would have been transferred to the Buyer on the respective Effective Date in total. In terms of the circumstances described in the preamble (B), this obligation does not establish any legal obligation of the Sellers to place the Buyer in the legal position of the landlord if the transfer of the lease agreements to the Buyer does not occur for legal reasons. To this extent and in this framework, the Sellers hereby assign their claims arising from the lease agreements acquired in accordance with Clause 10.1, subject to a condition subsequent of validity from the respective Effective Date, to the Buyer accepting this. The assignment shall take place subject to condition subsequent of withdrawal from this Agreement or other rescission or non-execution of it. The Buyer releases the Seller from all rights and claims of the tenants and future tenants that relate to the period after the Effective Date. The Sellers shall inform in writing the tenants and any future tenants – in coordination with the Buyer – immediately after the crediting of the purchase price to their account about the sale of the Individual Object of Purchase, the assignment of claims in accordance with this Clause 10.2, the change in landlords based on it and the forthcoming change in owners, and request that they make payment to the Buyer effective as of the respective Effective Date. The Buyer shall provide all the information required for obtaining the input tax deduction and declare the leasing income from the Effective Date as its own sales revenue in its sales tax declaration.

Since there is a high degree of likelihood that the tenants will still make the owed monthly payment (erroneously) to the Seller after the date of transfer despite notification, the Buyer is authorised to retain EUR 295,979.00 of the total purchase price (i.e. one gross monthly payment from all lease agreements acquired). The Parties shall deduct the gross monthly rents the Seller actually receives for the first month after the date of transfer from the retained amount. If and to the extent that the first payment is made directly to the Buyer, the Buyer must pay out the corresponding amounts immediately to the Seller.

10.3.
Claims with respect to the tenants and any future tenants for rent and common charges as well as for other payments for the period up to the Effective Date (exclusively) remain with the Sellers just as the Sellers remain obligated to satisfy any claims of the tenants and any future tenants for the period up to the Effective Date (exclusively); as of the Effective Date, the Buyer is obligated accordingly. The Buyer is entitled to the claims to rent and common charges for the period after. The parties are in agreement and state for the sake of clarity that the respective one-off payments of the additional rent by the tenant EDEKA Handeslgesellschaft Südbayern mbH in accordance with Section 5 (2) of the lease agreements with EDEKA Handeslgesellschaft Südbayern mbH shall be made in full to the Seller, and the Buyer does not have any right to partial payout. The same applies to the leasing of the solar power plant. The Parties shall release each other from any claims that contradict the preceding division. The bill for common charges in 2014 is the responsibility of the Sellers and shall be issued by the Sellers on their own and completed with respect to the tenants by 31 December 2015. The bill for common charges in 2015 as well as the following calendar years shall be issued by the Buyer in coordination with the Sellers and shall be completed with respect to the tenants and any future tenants.

Internally, the Parties agree that – if not already included in Clause 7.1 – all the common charges for the Individual Objects of Purchase (including public sector fees, charges, etc.) as well as vacancy costs for the period from 1 January 2015 to the Effective Date (exclusively) shall be billed by the Sellers proportionately and divided between the Sellers and the Buyers and internally settled.

10.4
The rental deposit paid by the tenants can be seen in Appendix 20 to the Purchase Deed. The Seller has the originals of the deeds in question, and the cash deposits are managed properly by it. Rental deposits may no longer be acquired by the Seller.

The Parties are aware that the tenants can lay claim to a return of the rental deposits upon termination of the respective lease agreement if the security is not returned to the tenant by the Buyer or its successor. Against this backdrop, the Parties agree that the Sellers will request of the affected tenants, by the Effective Date, the issuing of a written declaration in which the respective tenant declares it is in agreement with the transfer of the existing rental deposits to the Buyer and waives its right to claim the return of the deposit by the Sellers. If the tenants issue such a declaration, the Sellers shall transfer the corresponding rental deposits (to the extent that they were not claimed from the Sellers by the Effective Date) to the Buyer within four weeks after the respective Effective Date. If the tenants have not issued such a declaration by the Effective Date or refused their consent, the Sellers are authorised to return the corresponding rental deposit to the respective tenant, however only with an explicit reminder that the return of the rental deposit does not entail a waiving of the deposit requirement.

10.5
The Sellers shall not assume any liability or initial obligation in connection with the tenants and the lease agreements, subject to explicit provisions otherwise in this Agreement, in particular they shall not assume any liability or initial obligation with regard to (i) the effectiveness and enforceability as well as the continuation of the lease agreements and the individual provisions thereof; (ii) the observance of the legal written form, (iii) the proper fulfilment of the lease agreements; (iv) the solvency of the tenants. The Buyer considered this in the calculation of the purchase prices.

10.6
The Sellers are authorised, but not obligated to continue the new leasing of the Individual Objects of Purchase up to the Effective Date within the framework of orderly management. The conclusion of new lease agreements and the amendment of existing ones requires the written approval of the Buyer, however.

10.7
The Buyer is obligated to grant the contractually agreed rights from the acquired lease agreements with respect to the Sellers and the tenants. The Buyer is obligated to release the Seller from any claim within the scope of Section 566 (2) of the German Civil Code (BGB) or Section 566a BGB. In the case of a sale or other transfer of the Individual Objects of Purchase, the Buyer shall transfer these obligations to the legal successors and require them to likewise obligate their legal successors to subsequent transfer in each case. The obligations are to be assumed by the respective legal successors as a contract for the benefit of the Seller (Section 328 of the German Civil Code // BGB).

10.8
The Sellers hereby empower the Buyer, subject to the condition subsequent on the Effective Date that all the rights from the lease agreements have been enforced from the Effective Date, including the right to give notice of termination and to amend the lease agreements and to conclude them. At the request of the Buyer, the Sellers are to issue corresponding written powers of attorney in the amount desired by the Buyer in separate deeds.

10.9	If the tenants make payment to the Seller for periods after the Effective Date, the Seller shall immediately pay these out to the Buyer if this is not already covered by the provision in Clause 10.2.

11.	PROPERTY-RELATED AGREEMENTS

11.1
The Buyer shall acquire the agreements or obligations included or named in connection with the Individual Objects of Purchase and in Appendix 21 to the Purchase Deed (“Property-related Agreements”) by entering into these contracts or obligations as of the Effective Date, with a discharging effect for and a releasing of the Sellers. The encumbrances on the Individual Objects of Purchase arranged in the agreements acquired by the Buyer shall also be acquired by the Buyer with the release of the Sellers. The Sellers are entitled to any rights and claims relating to the period up to the Effective Date.

11.2
The Buyer is obligated with respect to the Sellers, as of the Effective Date, to fulfil the obligations arising from the contracts acquired by the Buyer for the period after the Effective Date and to release the Sellers from all claims by the respective contractual partners in this regard.

11.3
The Buyer is obligated to impose, upon a buyer of the Individual Objects of Purchase in the event of a future sale, the obligations from Clauses 11.1 to 11.2 with the respective duty to transfer these obligations if the property-related agreements set forth such an obligation and this has not yet taken place.

11.4
The Sellers and the Buyer are obligated – if required – to coordinate the property-related agreements acquired in accordance with Clause 10.1 and to support each other in the transfer of these agreements to the Buyer, particularly with regard to the respective contractual partners in each case. The Sellers and the Buyer are obligated to act as if the agreements acquired by the Buyer would have been transferred in total to the Buyer on the Effective Date, also with respect to those agreements where the respective contractual partner objected to the transfer to the Buyer. If a contractual partner objected to the transfer of the agreement, the Sellers shall terminate the agreement at the next possible date. The Parties act internally as if the transfer of the agreement to the Buyer had taken place.

12	INSURANCE

The Sellers shall ensure that any insurance taken out for the object of purchase shall not be terminated before the Effective Date. The Buyer is reminded that it must obtain its own insurance for the object of purchase from the date of transfer.

13	ASSIGNMENT OF MORTGAGES

13.1
For the purpose of the purchase price financing, the Sellers shall grant the Buyer, with release from the limitations of Section 181 of the German Civil Code (BGB), the right to issue substitute power of attorney, to encumber the Individual Objects of Purchase – by declaration before the Notary – with mortgages in any amount plus up to 0% interest annually from the date of permission and a one-off ancillary payment of up to 10%, and to subject the owner of the Individual Objects of Purchase to immediate compulsory execution with respect to the charged Individual Objects of Purchase and to approve and file for changes in rank and to issue and accept all other declarations required for the encumbrance of the Individual Objects of Purchase.

13.2
The power of attorney is limited to the extent that of it (i) use may be made before the certifying Notary, his partner or representative or successor in office and also only if (ii) the mortgage lender is a licensed European bank with its registered offices in Germany, and (iii) the following provisions arranged by the participants now are included in the mortgage assignment deed; and consideration of this limitation is not to be proven to the Land Registry:

(a)	Collateral arrangement

The mortgage lender may only utilise or retain the mortgages as collateral if it actually made payments with a repayment effect for the purchase price debt of the Buyer. Until full and contractual payment of the respective individual purchase price, the mortgage only serves as collateral for the individual purchase price actually to be paid to the Seller, which was taken out as a loan from the mortgage lender as the financing bank and may not be used beforehand for the securing of other liabilities (not even for discounts and/or accruing interest).

The mortgage lender, in the event of withdrawal from this Agreement or in the case of rescission or failure of this Agreement for other reasons, must transfer the cancellation notices for the mortgages, unconditionally, in a form suitable for the Land Register, to the Seller step by step in return for repayment of the individual purchase prices respectively received from the Seller up to then (not including the interest accruing on this) at its own cost.

All other declarations of purpose, collateral agreements and utilisation agreements within or outside of this Deed shall apply only as of the respective transfer of property. From this point in time, they shall apply to and with respect to the Buyer as the new provider of collateral.

(b)	Payment instruction

If the individual purchase prices are not to be used otherwise for the release of the Individual Objects of Purchase from the entered encumbrances, the payments are to be made solely to the account provided by the Sellers in accordance with Clause 13.2(a).

(c)	Personal payment obligations, costs

The Sellers shall acquire no personal debt obligation/liability or payment obligations in connection with the mortgage assignment.

The Buyer is obligated to release the Sellers from all costs and other consequences of the mortgage assignment.

(d)	Continuation of mortgages

The assigned mortgages may also remain after the transfer of ownership to the Buyer. All ownership rights and claims to restitution that are connected with them shall be transferred hereby, effective from the respective transfer of ownership to the Buyer. A corresponding entry in the Land Register is approved.

and (iv) the mortgage lenders have confirmed in writing to the Notary that they have knowledge of the instruction from the Buyer in accordance with the following Clause 13.3 and confirmed this and otherwise considered the preceding collateral arrangements and payment instructions.

13.3
The Buyer irrevocably instructs the mortgage lenders to make the payout in accordance with the payment conditions agreed in this Purchase Agreement upon maturity. The Sellers and the Buyer agree that in their relationship between each other the payments of the mortgage lenders made by the Buyer to the Sellers are to be viewed independently from the validity of the underlying loan agreements as payments of the Buyer for its purchase price debt. The Buyer hereby issues a corresponding irrevocable allocation of repayment that the Sellers accept.

13.4
The Notary certifying these mortgages is irrevocably instructed to enter such mortgages and to produce copies and certified duplicates of the deeds on the assignment of the mortgages only after the respective mortgage lender confirmed in writing to him that it has knowledge of the instructions of the Buyer in accordance with Clause 13.3 and confirmed this and otherwise considered the preceding collateral arrangements and payment instructions.

14.	WITHDRAWAL

14.1	1. Reason for withdrawal

Each Party can withdraw from the Agreement in total if the First Payment Date in accordance with Clause 5.3(a) was not complied with by no later than 31 May 2015, and this was not due to the withdrawing Party.

14.2
Each Party may withdraw from the Agreement only with regard to the respective Individual Objects of Purchase for which the Notary did not send the Payment Notification in accordance with Clause 5.2 by no later than 30 June 2015, and the withdrawing Party is not at fault for this.

14.3	Reason for withdrawal by the Seller / Contractual penalty

(a)
If the Buyer defaults in payment of an individual purchase price in full or in part, the Sellers may withdraw from the Property Purchase Agreement – if they set a payment deadline of two weeks in writing with the threat of withdrawal – with respect to the affected Individual Object of Purchase. The right to withdrawal shall only not apply if the Buyer paid, pursuant to the Agreement, the full individual purchase price plus interest in accordance with Clause 5.5(b), less the contractually agreed withheld amount by the two week deadline for payment; Section 323 (5) of the German Civil Code (BGB) shall not apply. In the case of withdrawal, the claim of the Buyer to the execution of this Property Purchase Agreement shall lapse.

(b)
The Sellers are entitled, in the exercising of the aforementioned right of withdrawal, to claim a contractual penalty on account of improper fulfilment (Section 341 (1) of the German Civil Code (BGB) in the amount of the sum attributable to the respective Individual Object of Purchase in accordance with Clause 6.2.4. The contractual penalty, however, shall be credited to any other damage compensation claims and to default interest. Other rights and claims of the Sellers remain unaffected. The Seller does not need to reserve the contractual penalty upon acceptance of the payment (Section 341 (3) of the German Civil Code (BGB)). Other rights and claims of the Seller remain unaffected.

14.4	Exercising of pre-emptive right

Should the municipality or other parties entitled to a pre-emptive right make use, for example, of the right of first refusal to which they are entitled at one or more Individual Objects of Purchase, the Parties are authorised to withdraw from this Agreement in regard to the Individual Object of Purchase for which the right of first refusal is exercised (in full or in part). For this case of exercising a right of first refusal, the Sellers shall transfer their claims from the Agreement with the respective parties entitled to the pre-emptive right to the Buyer in this regard to the extent that the Buyer already made the purchase price payment for the affected Individual Object of Purchase. The Buyer shall accept the assignment and waive the right to enforce any rights and claims with respect to the Sellers on account of the exercising of the right of first refusal and withdrawal.

In particular, the rights of withdrawal or the damage compensation or expense compensation claims of the Buyer with respect to the Seller – including a withdrawal right with regard to the Individual Object of Purchase for which no right of first refusal was exercised – are excluded in such a case.

If a right of first refusal is exercised only with respect to a part of one or more Individual Objects of Purchase, which is not developed with leasable building space (buildings), the Buyer shall continue to be obligated – if no Party has withdrawn in accordance with the preceding clause – to pay the entire purchase price in accordance with this Agreement. In return, the Sellers shall assign to the Buyer the claims to the payment of the respective purchase price or the statutory compensation with respect to the parties entitled to the pre-emptive right. To the extent that the pre-emptive right is exercised (i) the Sellers will be released from their payment obligations with respect to the Buyer and (ii) the payment conditions in accordance with Clause (c) and (e) (negative certificate) shall not apply. Further claims, particularly a right of withdrawal or damage compensation or expense reimbursement claims of the Buyer with respect to the Sellers are excluded in such a case.

14.5	Processing

The withdrawal is to be declared in writing to the Notary and shall take effect upon receipt of the declaration by him. Damage compensation claims of the Seller remain unaffected by the withdrawal.

The reimbursement of any purchase money paid shall take place step by step in return for the issuing of the Land-Register-suitable cancellation notices concerning the priority notice and the financing mortgage of the Buyer.

15.	NOTICE OF CONVEYANCE, OTHER LAND REGISTER APPLICATIONS

15.1
To secure the claim of the Buyer to assume ownership of the bought Individual Objects of Purchase (the sole entitlement to the leasehold estate with regard to the Individual Object of Purchase Chamerau), a priority notice

in accordance with Section 883 of the German Civil Code (BGB) is approved and filed by the Sellers for the Buyer’s benefit in the Land Register.

The entry of the priority notice shall be applied for immediately.

15.2
The cancellation of this priority notice is approved and filed today by the Buyer step by step with the transfer of ownership, assuming that no interim entries are made without the approval of the Buyer and no uncompleted applications are present.

15.3	The Sellers file for the cancellation of all encumbrances in Section III of the Land Register.

15.4
The Sellers want to be ensured that the notice of conveyance shall be cancelled immediately in the event that this Property Purchase Agreement is not executed. For this reason, the Notary shall be hereby irrevocably empowered, authorised and ordered by the Buyer and Seller to have the approved notice of conveyance cancelled again in accordance with Clause 15.1 and to approve the cancellation of the notice of conveyance in the name of the Buyer and present it to the Land Registry for completion if

(a)
the Sellers requested of the Notary the cancellation of the respective priority notice in regard to the affected Individual Objects of Purchase in writing and presented to the Notary a written declaration of withdrawal from the Buyer;

(b)	the payment conditions to be monitored by the Notary are present and

(i)	the Seller declared in writing with respect to the Notary that the Buyer is in default with the payment of the individual purchase price and the Seller has therefore withdrawn from this Agreement;

(ii)	the Notary reminded the Buyer in writing that the Buyer shall file the cancellation application at the Land Registry after 10 bank business days; and

(iii)	the deadline named in letter (ii) has expired without a different joint instruction being issued to the Notary by the Parties or a court ruling.

The limitations in the power of attorney shall only apply internally. Externally, the power of attorney is unlimited. The power of attorney shall not be terminated by the death of the principal and not dependent on the validity of this Agreement. The power of attorney can be transferred. It expires upon complete execution of this Agreement in the Land Register.

16.	CONVEYANCE

The Sellers and the Buyer are in agreement that the ownership of the Individual Objects of Purchase (the ownership of the leasehold estate with regard to the Individual Object of Purchase Chamerau) shall be transferred to the Buyer. The Sellers approve and the Buyer files for the respective transfer of ownership in the Land Register.

The Notary is instructed to provide the Buyer with a copy containing the conveyance or a certified duplicate of this deed only after the respective individual purchase price (including interest and ancillary payments, less the contractually agreed withheld amount) has been paid. This payment must be proven to the Notary by written confirmation either from the Sellers or the bank handling the transfer for the Buyer and the recipient bank.

17.	NOTIFICATIONS

17.1	Declarations or notifications under or in connection with this Agreement should be sent to the following addresses:

(a)	For the Seller

Ashurst
Attn. Attorney Marc Bohne, Attorney Liane Muschter or Attorney Peter Junghänel
Bockenhelmer Landstr. 2 - 4
60306 Frankfurt am Main
Germany

Phone: +49 (0)69 971126
Fax: +49 (0)69 972 05 220

The Seller shall empower Attorney Marc Bohne, Attorney Liane Muschter and Attorney Peter Junghänel, each individually, to receive notifications and declarations in connection with the execution of this Deed, particularly the payment notification of the Notary, effective with respect to the Seller.

(b)	For the Buyer

Attn.

McLafferty Asset Management
Attn. Remin Rabeian
Maximilianstr. 47
80538 Munich
Germany

Phone: +49 (0) 89 24216 980
Fax: +49 (0) 89 24216 9829

18.	OTHER

18.1	Antitrust filing

The Buyer guarantees the Sellers that for this purchase it is not necessary to file for and request approval from the German Federal Cartel Office in accordance with Section 35, 39 of the German Act against Restraints of Competition (GWB) prior to completion. The Buyer releases the Sellers from all the disadvantages, including any fines, if the guaranteed non-filing obligations or the not-required approval are inaccurate or not present.

18.2	Expiration

All rights and claims of the Buyer from and in connection with this Property Purchase Agreement, particularly due to any defects of quality or title, as well as taxes in accordance with Clause 5.6 shall expire 18 months after the Effective Date. The claim to a transfer of ownership shall expire 10 years after the Effective Date. If and to the extent that mandatory statutory rules – particularly with regard to the claims of the Buyer due to malice, intentionally unethical damage or deliberately unlawful acts or violations of obligations – are in contradiction to this, the relevant statutory expiration periods shall apply.

18.3	Confidentiality

The Parties are obligated to treat as strictly confidential the content of this Property Purchase Agreement (including all its appendices) and the knowledge that they received in connection with the negotiations and the conclusion of this Property Purchase Agreement, and must preserve the absolute secrecy of this information and knowledge with respect to third parties unless they are obligated to disclose it on account of a regulatory requirement.

The Sellers and the Buyer shall jointly coordinate the conclusion of this Property Purchase Agreement with respect to notification of the public. Press releases may only be made after joint approval by both Parties.

18.4	Waiver

A non-exercising (also in part) of rights arising from this Agreement does not mean that the Parties waive such a right or forfeit it; likewise, a one-time or only partial exercising of a right does not exclude another exercising of this or another right in the future.

18.5	Amendments and addenda to this Purchase and Transfer Agreement

Amendments and addenda to this Agreement – including this Clause 18.5 – must, if they do not have to be certified, be in writing to be effective. There are no oral ancillary agreements.

18.6	Partial invalidity

Should one or more requirements in this Agreement be void, ineffective or unenforceable, this shall not affect the validity of the other clauses. The Parties are obligated to replace the invalid, ineffective or unenforceable clauses through valid, effective and enforceable clauses that come closest economically to what the Parties wanted.  This also applies if there are loopholes. The Parties are aware of the ruling by the German Federal Supreme Court on 24 September 2002, KZR 10/01. Nonetheless, it is the explicit will of the Parties that this clause shall not reverse the burden of proof, but rather Section 139 of the German Civil Code (BGB) is expressly waived hereby.

18.7	Interpretation

The headings included in the Property Purchase Agreement are solely intended for greater orientation with respect to the content of the subsequent text.  They are not to be regarded in the interpretation of this Property Purchase Agreement.  Rather, solely the contractual text without its headings is authoritative for this.

18.8	Transfer

The Sellers are authorised to transfer individual rights or all rights from this Property Purchase Agreement to Barclays Capital Mortgage Servicing Limited, London.

The Buyer is not authorised to transfer, assign or pledge its claims from this Agreement, particularly its claim to transfer of ownership or the notice of conveyance entered for its benefit, and its claim to conveyance without approval in writing from the Sellers prior to complete payment of the total purchase price, with the exception of usual assignments as part of third-party financing.

18.9	Attribution

If it depends solely on positive knowledge or positive non-knowledge of the Seller in connection with this Property Purchase Agreement, solely the positive knowledge or the positive non-knowledge of Mr. .Henning Heinemann and Mr. Leo Weiner who dealt with this Property Purchase Agreement is authoritative.  The positive knowledge or the positive non-knowledge of third parties is not authoritative and cannot be attributed to the Seller.

If this is not absolutely required by law, the Sellers are not liable jointly and severally to the Buyer, and the Buyers also not to the Sellers from and in connection with this Agreement.

18.10	Inspection right

The Sellers or a third party engaged by them are also entitled after the Effective Date to inspect and check the Individual Objects of Purchase, including existing buildings, plants and fixtures at any time after making an appointment, and also to take measures that are required for the securing of proof within the bounds of law.

18.11	Place of jurisdiction

The place of jurisdiction for all disputes from or in connection with this Agreement is Frankfurt am Main, if there is no sole place of jurisdiction.

19.	POWER OF ATTORNEY / NOTARY INSTRUCTION

19.1	Power of attorney

(a)
The Parties empower the notary clerks at the presiding Notary, namely Mr. Christian Meyer, Ms. Sabine Scheichen-Ost and Ms. Lore Metzner, each for themselves alone and with a release from the limitations of Section 181 of the German Civil Code (BGB), the right to issue substitute power of attorney, to file all declarations and applications as well as amendments and supplements to this Deed, which are required for or serve the purpose of completing this Agreement in the Land Register. All agents authorised by power of attorney are also authorised to issue, for all contractual Parties, identity and verification declarations, conveyance and agreement declarations as well as all declarations, approvals and applications that are required for the completion of the change in ownership in the Land Register.

The Sellers also grant encumbrance authorisation, with the same content, in accordance with Clause 13.1, to the notary clerks of the presiding Notary:

Mr. Christian Meyer, Ms. Sabine Schleichen-Ost and Ms. Lore Metzner,

each individually and with release from the limitations of Section 181 of the German Civil Code (BGB).

The named authorised agents are also empowered to issue acknowledgements of debt for the Buyer within the scope of Clause 13.1 and to subject it to immediate compulsory execution and also to designate the purposes of collateral for this, and to issue all declarations connected with this in general.  The power of attorney also includes the right to agree to the mortgage assigned on account of the power of attorney as a result of the prioritised notice of conveyance for the Buyer as entitled Party.

The power of attorney shall expire on the day the conveyance is entered in the Land Register. Use of the powers of attorney may only be made before the presiding Notary or his official representative or successor in office.

(b)	The Notary is engaged and authorised to complete this Agreement and do everything required to make this Deed effective for all the Parties.

The Notary is authorised to file the applications from this Deed in a limited form or separately and to withdraw them. The Notary is also authorised to correct any incorrect aspects or inconsistencies in the Land Register and in the designation of the plot by himself.

The Notary is authorised to obtain and use the clearance certificate from the tax office, required regulatory licenses and negative tests on the non-existence of pre-emptive rights or lacking permits. He is authorised to accept approvals of any kind for each Party, to store them and to notify one Party in the name of the other and to inform all participants thereof.

With respect to the partial areas of property acquired by the Seller in Lenggries, the authorised agents are also empowered to recognise the result of the survey after the official survey results (evidence of continuation), to declare and accept the conveyance and to file all related applications, including splits and mergers of parcels, which are required for entry of this deed in the Land Register and for the evidence of continuation.

19.2	Notary instruction

The Notary is engaged to obtain and make use of all approvals, including approvals from third parties, the required documents for release from encumbrance and all the regulatory notices required for the completion of the Deed, particularly the non-exercising declarations due to pre-emptive rights under civil or private law and the clearance certificate from the tax office.

The Notary is also instructed jointly by the two Parties to enter the change of ownership after payment of the respective individual purchase price, including interest and ancillary payments, less the contractually agreed withheld amount has been proven to him. Before this, he shall not issue, to the participants, any copies or certified duplicates of this Deed that contain the conveyance. The Parties expressly waive their own application right.  The Seller is obligated to issue a confirmation for the payment of each individual purchase price separately and immediately after the receipt of the individual purchase price.  The Buyer is authorised to render payment of the individual purchase prices by presenting a bank confirmation of the bank transferring the purchase price and the recipient bank.

19.3	Shareholders’ resolution

Shareholder 1 is the sole shareholder of Seller 1. By waiver of all formal requirements under law and the articles of association for the convening and holding of a shareholders’ meeting, the shareholder hereby holds an extraordinary shareholders’ meeting of the company and adopts the following resolution unanimously: The shareholders hereby agree to the conclusion of this Property Purchase Agreement.  The shareholders’ meeting ends thereupon. Other resolutions are not adopted.

Shareholder 1 and Shareholder 2 are the sole shareholders of Seller 2. By waiver of all formal requirements under law and the articles of association for the convening and holding of a shareholders’ meeting, the shareholder hereby holds an extraordinary shareholders’ meeting of the company and adopts the following resolution unanimously: The shareholders hereby agree to the conclusion of this Property Purchase Agreement.  The shareholders’ meeting ends thereupon. Other resolutions are not adopted.

20.	INSTRUCTION, EXECUTION

The Notary explained

(a)
that the ownership shall be transferred only after transfer to the Buyer in the Land Register and this depends on the presentation of a clearance certificate from the tax office due to the land transfer tax and the proof of non-exercising or non-existence of the municipal pre-emptive right which the Notary explained,

(b)
that under certain conditions, in the exercising of a pre-emptive right, the amount to be paid can be limited to the fair value of the property and, in the exercising of a pre-emptive right, there can be a statutory right of withdrawal for the Seller,

(c)	that there is statutory joint and several liability of the participants for the land transfer tax and the costs, without consideration of the contractual arrangement;

(d)
the content of Section 311 b and Section 125 of the German Civil Code (BGB) according to which the non-certification of the contractual agreements or only a part of them raises questions about the form validity of the entire Agreement; the Parties declare that other agreements than those certified here have not been made;

(e)	that he has not provided any tax advice;

(f)	the consequences of the exclusion of guarantee and the legal consequences of the environmental clauses to the Buyer; and

(g)	content of the German Data Protection Act;

(h)
that the object of the Agreement is liable for the encumbrances entered in the Land Register until release;  for the development fees, for fees according to the German Municipality Fee Act (Kommunalabgabengesetz), and for arrears in terms of land taxes and other public sector fees according to municipal articles of association, independently of the agreements that the Parties made between each other in this Agreement, with the consequence that under circumstances claims against the Buyer can be made twice.

The presiding Notary explained, with regard to the ownership of the property in Sehmatal (Saxony), the importance of additionally applicable use rights in accordance with the Swiss Civil Code (ZGB) and other requirements from the former GDR, and that on account of these use rights mean that already built or still-to-be-built buildings may not belong to the owner of the property, but rather as a rule, among others, to the party entitled to the right of use in accordance with Section 295 of the Swiss Civil Code (ZGB) and the possibility of not-entered real rights in accordance with Section 8,9 of the GrundbuchberG.

The Seller explains that it does not know of any retransfer claims of third parties, co-use rights or separate building or structure ownership.

21.	COSTS, COPIES

21.1	Costs

(a)
The Buyer shall bear the costs of certification and the execution of this Property Purchase Agreement, including the Purchase Deed, as well as the costs for the financing mortgage. If the Buyer did not acquire the encumbrances of the Individual Objects of Purchase, the Seller shall bear the costs of their cancellation. The costs of cancellation for the not-acquired encumbrances also include (i) the share of the notary execution fees that would not be incurred without the order for the Notary to obtain the cancellation documents for the cancellation of the mortgages and (ii) the trustee fees of the Notary that are connected with the acceptance of the cancellation notices. The Seller shall bear the costs of the escrow account and the depository notary.

(b)	The Buyer shall bear the land transfer taxes.

(c)
The Buyer is required to pay the Notary, court and register costs as well as the land transfer taxes that it owes in each case separately. If the Buyer files an appeal with regard to the tax notice in question, it must provide a security to the tax office for the required land transfer tax within two weeks after receipt of the land transfer tax notice.

(d)	Each Party bears the costs of the advisers it engages.

(e)	The respective Party that triggered the costs for power of attorney confirmations, approvals and similar documents (e.g. by their absence at a certification meeting) shall bear these costs.

21.2	Copies and duplicates

Three copies of the Deed shall be received by

(a)	the Buyer;

and one copy shall be received by

(b)	the Seller;

These negotiations along with Schedule 1 (List of Appendices) were read by the Notary to the parties appearing, approved by them and signed by them and the Notary, with their own hand, as follows: